                                  EXHIBIT 99(a)

                         UNITED STATES BANKRUPTCY COURT
                         FOR THE DISTRICT OF NEW JERSEY

---------------------------------------------------

In re:                                             :
                                                   :
THE CLARIDGE HOTEL AND CASINO                      :      Chapter 11
CORPORATION and THE CLARIDGE                       :      Jointly Administered
AT PARK PLACE, INCORPORATED,                       :      Case No. 99-17399
                                                   :
                      Debtors.                     :
                                                   :

---------------------------------------------------

---------------------------------------------------

In re:                                             :
                                                   :
ATLANTIC CITY BOARDWALK                            :      Chapter 11
ASSOCIATES, L.P.,                                  :      Case No. 99-18903
                                                   :
                      Debtor.                      :

---------------------------------------------------

                 FIRST AMENDED DISCLOSURE STATEMENT PURSUANT TO
           11 U.S.C. ss. 1125 ON DEBTORS' JOINT PLAN OF REORGANIZATION
              UNDER CHAPTER 11 OF THE BANKRUPTCY CODE ("THE PLAN")
           ----------------------------------------------------------

                 Solicitation of Votes with Respect to the Plan

CLIFFORD CHANCE ROGERS & WELLS LLP                   LOWENSTEIN SANDLER PC
200 Park Avenue                                      65 Livingston Avenue
New York, New York 10166                             Roseland, NJ  07068
Phone: (212) 878-8000                                Phone: (973) 597-2500

                                                     Counsel for Atlantic City
                                                     Boardwalk Associates, L. P.
ARCHER & GREINER
One Centennial Center
Haddonfield, New Jersey 08033
Phone: (856) 795-2121

Co-Counsel for the Claridge Hotel and Casino
Corporation and The Claridge at Park Place,
Incorporated

SUMMARY .....................................................................  1
Overview ....................................................................  1
The Solicitation ............................................................  2
The Plan ....................................................................  2
Summary of Treatment of Claims and Interests Relating to the
    Debtors..................................................................  5
BACKGROUND .................................................................. 11
The Claridge Debtors and ACBA ............................................... 11
History and Structure ....................................................... 11
Events Preceding Commencement of the Chapter 11 Cases ....................... 15
REASONS FOR THE SOLICITATION; RECOMMENDATION ................................ 17
THE BANKRUPTCY PLAN -- VOTING INSTRUCTIONS AND PROCEDURES ................... 17
General ..................................................................... 17
Voting Deadline ............................................................. 17
Voting Procedures Particular to Noteholders ................................. 18
DESCRIPTION OF CHAPTER 11 CASES OF THE CLARIDGE DEBTORS ..................... 20
Chapter 11 Filings .......................................................... 20
First Day Orders ............................................................ 20
Use of Cash Collateral ...................................................... 21
Administrative Office Building/People Mover Motion .......................... 23
Bar Dates and Notice Thereof ................................................ 23
DESCRIPTION OF CHAPTER 11 CASE OF ACBA ...................................... 23
Chapter 11  Filings ......................................................... 23
First Day Orders ............................................................ 24
Bar Dates and Notice Thereof ................................................ 24
SUMMARY OF THE PLAN ......................................................... 25
General ..................................................................... 25
Voting on the Plan .......................................................... 25
Waiver of Section 1111(b) Election by Icahn Interests ....................... 26
Classification and Treatment of Claims and Interests Under The
    Plan..................................................................... 27
Description of New Notes .................................................... 36
Regulatory Condition ........................................................ 38
Summary of Other Provisions of the Plan ..................................... 39
ACCEPTANCE AND CONFIRMATION OF THE PLAN ..................................... 45

Solicitation of Acceptance ...................................................45
Confirmation Hearing .........................................................45
Requirements for Confirmation of the Plan ....................................45
Confirmation of the Plan Under Section 1129(b) ...............................46
Best Interests Test ..........................................................47
Feasibility ..................................................................48
Consummation .................................................................48
Securities Issued Under Section 1145 Exemption From
    Registration..............................................................49
CREDITORS COMMITTEE ..........................................................50
ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN ....................51
Alternative Plan .............................................................51
Liquidation Under Chapter 7 ..................................................52
SELECTED HISTORICAL FINANCIAL DATA ...........................................52
CERTAIN INFORMATION CONCERNING THE DEBTORS ...................................53
General ......................................................................53
The Claridge .................................................................53
Business Strategy ............................................................54
Competition ..................................................................54
Gaming Regulation and Licensing ..............................................55
Employees ....................................................................56
Properties ...................................................................57
Legal Proceedings ............................................................57
Executive Officers and Directors .............................................58
CERTAIN FEDERAL INCOME TAX CONSEQUENCES ......................................60
FINANCIAL AND LEGAL ADVISORS; FEES AND EXPENSES ..............................60
CONCLUSION; RECOMMENDATION ...................................................62

APPENDICES

Appendix A --  First Amended Joint Plan of Reorganization of The Claridge Hotel
               and Casino Corporation, The Claridge at Park Place, Incorporated and Atlantic City Boardwalk Associates, L.P.

Appendix B --  Audited Consolidated Financia Statements for year of 1998, and
               Unaudited Consolidated Financial Statements for the nine month ended September 30, 1999

Appendix C --  Liquidation Analysis

Appendix D --  Effective Date Fresh Start Balance Sheet

Appendix E --  Summary of Enterprise Valuation

Appendix F --  Unaudited Projections for the Period 1999-2004

Appendix G --  Tax Basis Pro Forma Presentation of the Effects of the Plan

Appendix H --  Summary Pages of GVA Marquett Advisors Appraisal Dated
               March 14, 2000

                                     SUMMARY

         The following introduction and summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and consolidated financial statements and notes thereto appearing elsewhere in this Disclosure Statement. References to the "Claridge Debtors" will mean The Claridge Hotel and Casino Corporation (the "Corporation") and The Claridge at Park Place, Incorporated ("CPPI"). References to "ACBA" will mean Atlantic City Boardwalk Associates, L.P. References to the "Debtors" will mean the Corporation, CPPI and ACBA. Certain capitalized terms used in this Disclosure Statement are defined in the Debtor's Joint Chapter 11 Plan of Reorganization (the "Plan"), a copy of which is attached as Appendix A hereto.

Overview

         On August 16, 1999, the Corporation and CPPI filed separate voluntary petitions for relief under Chapter 11, Title 11, United States Code, 11 U.S.C. ss.ss. 101 et seq. (the "Bankruptcy Code"). On October 5, 1999, ACBA filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code. The Debtors continue to operate their businesses and manage their properties pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code as debtors-in-possession.

         On ___________, 2000 (the "Approval Date"), after notice to the Debtors' creditors and other parties in interest and a hearing, the Bankruptcy Court approved this Disclosure Statement for use in connection with solicitation of acceptances of the Plan. The Bankruptcy Court found that the Disclosure Statement contains adequate information to enable a reasonable investor typical of members of each class being solicited, to make an informed judgment as to whether to accept or reject the Plan. The Bankruptcy Court's approval of this Disclosure Statement, however, does not constitute a recommendation by the Bankruptcy Court either for or against the Plan. The Approval Date is the record date for purposes of determining holders of claims entitled to vote on the Plan.

         This Disclosure Statement describes the Plan. The Plan provides, among other things, that holders of First Mortgage Notes shall receive a pro rata amount of 100% of the common stock of the Reorganized Corporation outstanding as of the Effective Date (the "New Common Stock") and, provided that Class 3, as a class, votes to accept the Plan, holders of First Mortgage Notes shall also receive a pro rata and pari passu amount of the New Notes or $176.47 in principal amount of the New Notes for each $1,000 in principal amount of the First Mortgage Notes. "New Notes" mean the Reorganized Corporation's 8% Secured Notes due 2010 in the principal face amount of $15,000,000, which will be guaranteed by CPPI and will be secured by a first priority lien and security interest in the New Notes Collateral. To the extent Class 3, as a class, votes to reject the Plan, holders of the First Mortgage Notes will not receive the New Notes but will only receive the New Common Stock in full satisfaction of their Claims. The trade and other unsecured creditors of the Debtors will generally be paid the amount of their Claims, without interest, over five years in six (6) installments from the Effective Date subject to a cap of $5.5 million for all such claims.

         IN MANAGEMENT'S OPINION BECAUSE OF LIMITED EXCESS CASH FLOW, UNCERTAIN ECONOMIC CONDITIONS AND THE NEED FOR RENOVATIONS AND CAPITAL IMPROVEMENTS TO REMAIN COMPETITIVE MANAGEMENT DOES NOT BELIEVE THAT IT WOULD BE PRUDENT TO BURDEN THE REORGANIZED CLARIDGE DEBTORS WITH ADDITIONAL DEBT. FOR THIS REASON, THE DEBTORS HAVE CONCLUDED THAT THE REORGANIZED CLARIDGE DEBTORS CAN NOT SUPPORT DEBT SERVICE PAYMENTS UPON GREATER THAN $15,000,000 OF NEW NOTES AT 8% PER ANNUM INTEREST. NOTHING IN THE PLAN, HOWEVER, WILL PREVENT THE REORGANIZED CLARIDGE DEBTORS, WITH A BOARD ELECTED BY THE NOTEHOLDERS FROM RE-ASSESSING THE REORGANIZED CLARIDGE DEBTORS' ABILITY TO SERVICE GREATER DEBT AND TO RE-ADJUST THE DEBT/EQUITY RATIOS. THE INDENTURE TRUSTEE DISAGREES WITH THIS JUDGMENT.

The Solicitation

         The Debtors are hereby soliciting votes for acceptance of the Plan under Chapter 11 of the Bankruptcy Code from their respective creditors including the holders of the Corporation's outstanding 11 3/4% Notes due 2002 (the "First Mortgage Notes"). The Debtors believe that the Plan has the most favorable terms available to such creditors, equity security holders and the First Mortgage Noteholders and each of the Debtors recommend that its creditors and equity security holders vote to accept the Plan. The Indenture Trustee has prepared a letter (the "Indenture Trustee's Letter") to the First Mortgage Noteholders that sets forth, inter alia, why the Indenture Trustee believes the Plan is not confirmable if the First Mortgage Noteholders do not vote, as a class, to accept the Plan. The Debtors dispute the Indenture Trustee's position. The Indenture Trustee's Letter sets forth information relative to the treatment of the First Mortgage Noteholders' Claims under the Plan and the rights in its opinion of the First Mortgage Noteholders under the Bankruptcy Code if the First Mortgage Noteholders do not vote to accept the Plan as a class. Specifically in this regard, the Indenture Trustee's Letter explains why, in such event, the Bankruptcy Code would require that in order to be confirmed the Plan must provide to the Noteholders a greater portion of their recovery in secured notes.

The Plan

         If the Plan is confirmed by the Bankruptcy Court, then subject to the conditions contained in the Plan, the following transactions, among others, will occur as soon as practicable on or after the Effective Date in the following order:

         (i) On the Effective Date, all Corporation Interests, including the Class A Stock, par value $.001 per share, of the Corporation (the "Existing Common Stock") outstanding immediately prior to the Effective Date will be cancelled.

         (ii) Each holder of First Mortgage Note Claim shall be entitled to receive a pro rata amount of the New Common Stock and, to the extent the holders of the First Mortgage Notes, as a class, vote to accept the Plan, a pro rata and pari passu amount of the $15 million of the New Notes, which will be guaranteed by CPPI and secured by a first priority lien and security interest in the New Notes Collateral. The New Notes Collateral includes all of the Assets of the Debtors that heretofore secured the obligation to the holders of the First Mortgage Notes, other than the Administrative Office Building which was previously sold by ACBA to Greate Bay Hotel and Casino, Inc. ("GBHC"), the owner of the Sands Casino, pursuant to an order of the Bankruptcy Court dated April 5, 2000. In addition, on the Effective Date, the First Mortgage Notes will be cancelled, the First Mortgage will be discharged and the existing guarantee of the First Mortgage Notes by CPPI will be extinguished. The holders of the New Notes will no longer have the benefit of the Collateral Assignment of Lessor's Interest in the Operating Leases granted by ACBA, which gave the Indenture Trustee rights in and to the Operating Leases and the rent therefrom, since under the Plan the New Notes Collateral that is the subject of the Operating Leases will be owned by Reorganized CPPI. In addition, the Plan provides that the Reorganized Corporation will pledge its interest in Reorganized CPPI to secure the New Notes. You should be aware that in the event the Plan is not accepted by holders of Allowed Class 3 Claims, as a class, the holders of the First Mortgage Notes will receive only the New Common Stock and the Debtors will seek to confirm the Plan pursuant to Section 1129(b) of the Bankruptcy Code. You should also be aware that the Plan provides that all of the ownership interests in the Reorganized Corporation will be transferred to the holders of the First Mortgage Notes in full satisfaction thereof. Because of this treatment, the Debtors assert that the holders of the First Mortgage Notes will not have any deficiency claim against the Debtors to the extent the value of the Debtors' Assets is less than the amount of indebtedness owed by the Debtors to the holders of the First Mortgage Notes. The Indenture Trustee disputes the Debtors' position and maintains that if the Noteholders vote as a class to reject the Plan, the Noteholders will be entitled to receive in respect of their secured claims new notes, secured by the same liens as the First Mortgage Notes having a principal amount equal to the value of their secured claims. While the Debtors claim that the liquidation value of the Debtors' assets (other than cash) taken as a whole is at least $27 million, the Indenture Trustee maintains the amount of its secured claims would exceed $40 million (exclusive of cash) based on the appraisal by GVA Marquette Advisors which concludes that the value of the real estate assets of ACBA and CPPI (including the hotel, the valet parking garage, furniture, fixtures and equipment owned by ACBA, the Self-Parking Garage, and gaming equipment owned by CPPI and the land on which the hotel, valet parking garage and self-parking garage sit) is $40 million, since the appraisal does not take into account other property on which the Indenture Trustee holds liens, including but not limited to accounts receivable, inventory and cash of CPPI. Moreover, based on the advice of its financial advisor the Indenture Trustee believes it will be able to prove that the Debtors' enterprise value exceeds $52-60 million. Accordingly, assuming arguendo that the Indenture Trustee did not have a lien on the Debtors' cash, the Trustee's secured claim, even based on the Debtors' enterprise value, would be between $36 million to $44 million. In addition, in the Indenture Trustee's opinion, the Noteholders' unsecured deficiency clams would be entitled to share ratably in the $5.5 million in cash available to pay unsecured creditors of the Debtors and to receive their ratable share of 100% of the common stock of the Reorganized Debtors.

               For illustration purposes only, if the value of the Indenture Trustee's secured claim against CPPI alone were $45 million then, the Indenture Trustee asserts, it would be entitled to a deficiency claim of over $45 million against CPPI or approximately 90% of such unsecured claims. If the value of the collateral that secures the Noteholders' claims against each Debtor were less, the recovery to the Noteholders on their unsecured deficiency claims as a percentage of all unsecured claims against such Debtor would be greater. If the value of the collateral that secures the Noteholders' claims were greater, the Noteholders would receive a greater principal amount of New Notes and a smaller percentage of New Common Stock, if all unsecured creditors shared in such New Common stock ratably.

               The Indenture Trustee further maintains that it is entitled to separate deficiency claims against each Debtor since none of the cases has been substantively consolidated. The Debtors dispute this assertion.

               In the alternative, the Debtors believe that even if the holders of the First Mortgage Notes, because of 11 U.S.C. ss. 1111, were to have a deficiency claim, legitimate and valid legal and factual bases exist to separately classify any such deficiency claim, to the extent holders of such claim would have recourse against the Debtors' unencumbered assets, separate and apart from claims classified in Classes 4, 5, 6 and 7 of the Plan. By voting to accept the Plan, holders of Class 3 Claims, as a class, will be deemed to waive any right to assert that they have a deficiency claim which should share in distributions pro rata and pari passu with the Debtors' other unsecured creditors. The Indenture Trustee disputes that the deficiency claims of the First Mortgage Noteholders can be separately classified from other unsecured claims. The Indenture Trustee has further asserted claims on behalf of the Noteholders in respect of the Operating Leases, the Wraparound Note and FF&E Notes and certain accounts receivable owing by CPPI to ACBA and ACBA to CPPI that are pledged to the Indenture Trustee by ACBA and CPPI under the Partnership Security Agreement and CPPI Security Agreement, respectively. If holders of Class 3 Claims, as a class, vote to reject the Plan, the Debtors believe that the treatment afforded holders of Allowed Class 3 Claims satisfies the cram-down requirements under 11 U.S.C. ss. 1129(b) and that holders of Allowed Class 3 Claim will not be entitled to any distribution other than a pro rata and pari passu distribution of the New Common Stock. The Indenture Trustee maintains that in a "cramdown" of the Noteholders' claims the Noteholders will be entitled to new notes that far exceed the $15 million in principal amount of New Notes proposed by the Debtors. Moreover, the Indenture Trustee also maintains that the New Notes must be secured by all the collateral that currently secures the First Mortgage Notes, with the balance of their unsecured deficiency claims payable in cash and common stock of the Reorganized Debtors. The Debtors dispute this position.

         (iii) On the Effective Date, (a) the ACBA Interests outstanding immediately prior to the Effective Date will be cancelled; (b) ACBA will transfer all of its Assets, including the Hotel Assets and any monies held in the escrow accounts, to Reorganized CPPI in full, complete and final satisfaction of ACBA's obligation to CPPI and any Claims CPPI may have against ACBA, arising under the Wraparound Note, the FF&E Notes or otherwise, will be extinguished and terminated; and (c) Reorganized CPPI will pledge the New Notes Collateral to secure any New Notes. On the Effective Date, all other outstanding claims, interests and agreements between the Claridge Debtors and ACBA will be deemed satisfied and discharged in full. Certain agreements (particularly any equipment leases) between ACBA and third parties relating to the New Notes Collateral will be assumed by the Reorganized CPPI, as the owner of the Hotel Assets following the Effective Date.

         (iv) On the Effective Date, the Reorganized Claridge Debtors shall assume all Claims against ACBA asserted by any Person other than a general or limited partner of ACBA. The Plan also provides for the Reorganized Claridge Debtors to assume all indemnification obligations of the Debtors to the Debtors' respective officers, or directors and general partners. Under the Plan, all Claims held by any limited partners or general partners against ACBA (other than with respect to the aforesaid continuing indemnification Claims) or against any other general partner or limited partner shall be deemed extinguished, released and waived as of the Effective Date, and an injunction shall be issued on the Effective Date barring the assertion of any such claims.

         (v) Holders of Unsecured Claims, other than any deficiency claim asserted by holders of the First Mortgage Notes to the extent such a claim exists, against ACBA, the Corporation or CPPI shall be assumed by the Reorganized Claridge Debtors up to $5,500,000 (the "Maximum Unsecured Claim Limit") and paid by the Reorganized Claridge Debtors over five (5) years from the Effective Date in six (6) equal annual installments. The Debtors project that the aggregate of all Allowed Claims classified by the Debtors in Classes 4, 5 and 7 will be less than $5,500,000 and, as a result, holders of such Claims will be paid in full, without interest. However you should be aware that the claims resolution process has not yet been completed and, as a result, it may turn out that the actual aggregate dollar amount of Allowed Class 4, 5 and 7 Claims may exceed $5,500,000, in which event holders of such Claims may receive less than 100% upon their Allowed Claims. The Plan also provides that the Reorganized Claridge Debtors' obligation to holders of Allowed Class 4, 5 and 7 Claims shall be deemed satisfied upon payment to holders of such claims aggregate distributions, equal to the Maximum Unsecured Claim Limit. The Indenture Trustee maintains that the Noteholders are entitled to share in the recovery to unsecured creditors in Classes 4, 5 and 7 to the extent of their deficiency claims against each Debtor.

Summary of Treatment of Claims and Interests Relating to the Debtors

         The Plan categorizes the Claims against and Interests in the Debtors that the Debtors believe existed on August 16, 1999 into thirteen classes. The Plan also provides that expenses incurred by the Debtors during the Chapter 11 cases will be paid in full and specifies the manner in which the Claims and Interests in each class are to be treated. To the extent that the terms of this Disclosure Statement vary with the terms of the Plan, the terms of the Plan shall be controlling. The table below provides a summary of the classification and treatment of Claims and Interests relating to the Debtors under the Plan:



Class        Type of Claim or Interest          Treatment
-----        -------------------------          -------------------------------------------------------------------
N/A          Administrative Expense             To be paid, to the extent Allowed, in full in cash on the
                                                Claims Effective Date or within five days after such Claim becomes Allowed. With respect to Administrative Expense Claims asserted against the Debtors, the source of payment of such claims shall be from cash on hand as of the Effective Date of the Reorganized Claridge Debtors.

N/A          Priority Tax Claims                To be paid, to the extent Allowed, in full in cash on, at the option of the Debtors, (i) the later of the Effective Date or the date upon which such Claim becomes an Allowed Claim or (ii)
                                                in equal quarterly installments of principal and interest over a period of six (6) years.  The Debtors believe that Priority Tax
                                                Claims will not exceed $80,000.

1            Priority Claims                    Unimpaired.  To be paid, to the extent Allowed, in full in cash plus applicable interest or other charges on the later of (i) the
                                                Effective Date or (ii) the date upon which such Claim becomes an Allowed Claim.

2            Miscellaneous Secured              Unimpaired.  At the Claridge Debtors' sole option, the holder
             Claims                             of such Allowed Claim will receive (i) the unaltered legal, equitable and contractual rights to which such Miscellaneous
                                                Secured Claim entitles the holder thereof, (ii) such other treatment that will render such Miscellaneous Secured Claim unimpaired under Section 1124 of the Bankruptcy Code, (iii)
                                                all collateral securing such Miscellaneous Secured Claim will be transferred and surrendered to the holder without
                                                representation or warranty by or recourse against the Debtors or (iv) other treatment agreed to by the Debtors and the
                                                holder of such Claim.

3            First Mortgage Note Claims         Impaired.  On the Effective Date, each holder of such an
                                                Allowed Claim will receive a pro rata amount of (i) New
                                                Common Stock; and (ii) to the extent the holders of the First
                                                Mortgage Notes vote to accept the Plan, as a class, the New
                                                Notes.  The New Notes will be guaranteed by CPPI, secured
                                                by a first priority lien and security interest in the New Notes
                                                Collateral and the shares in the Reorganized CPPI and will have terms and conditions set forth in "Summary of the Plan
                                               -- Description of New Notes."  Not more than $15 million
                                                aggregate principal amount of New Notes will be issued and, therefore, each holder of the First Mortgage Notes will receive no more than $176.47 in principal amount of New Notes for
                                                each $1,000 in principal amount of First Mortgage Notes.  If
                                                Class 3, as a class, votes to reject the Plan, holders of Class 3
                                                Claims will only receive the New Common Stock, and the New
                                                Notes will not be issued.


Class        Type of Claim or Interest          Treatment
-----        -------------------------          -------------------------------------------------------------------
4            General Corporation Claims         Impaired.  Subject to the Maximum Unsecured Claim Limit, to
                                                be paid, to the extent Allowed in full in cash, without interest, within five (5) years from the Effective Date in six (6) equal annual installments commencing on the Effective Date.  Such
                                                Claims will continue to be unsecured and may be repaid by the
                                                Reorganized Corporation at any time without penalty.  The
                                                Plan caps the maximum amount of the unsecured claims
                                                classified by the Debtors under the Plan in Classes 4, 5 and 7 which the Reorganized Claridge Debtors will be assuming at
                                                $5,500,000 (the "Maximum Unsecured Claim Limit").  The
                                                Debtors project that the aggregate amount of Allowed Claims in Classes 4, 5 and 7 will be less than the Maximum
                                                Unsecured Claim Limit.  However, the claims resolution
                                                process has not yet concluded and it is possible that the
                                                aggregate amount of such claims may exceed the Maximum
                                                Unsecured Claim Limit.  You should be aware that if the
                                                aggregate amount of Allowed Claims in Classes 4, 5 and 7
                                                exceed the Maximum Unsecured Claim Limit holders of such
                                                claims would receive less than 100% upon their Allowed
                                                Claims.

5            General CPPI Claims                Impaired.  Subject to the Maximum Unsecured Claim Limit, to
                                                be paid, to the extent Allowed, in full in cash, without interest, within five (5) years from the Effective Date in six (6) equal annual installments commencing on the Effective Date.  Such
                                                Claims will continue to be unsecured and may be repaid by the
                                                Reorganized CPPI at any time without penalty.  The Plan caps the maximum amount of the unsecured claims classified under the Plan in Classes 4, 5 and 7 which the Reorganized Claridge
                                                Debtors will be assuming at the Maximum Unsecured Claim
                                                Limit.  The Debtors project that the aggregate amount of
                                                Allowed Claims in Classes 4, 5 and 7 will be less than the
                                                Maximum Unsecured Claim Limit.  However, the claims
                                                resolution process has not yet concluded and it is possible that the aggregate amount of such claims may exceed the
                                                Maximum Unsecured Claim Limit.  You should be aware that
                                                if the aggregate amount of Allowed Claims in Classes 4, 5 and
                                                7 exceed the Maximum Unsecured Claim Limit holders of such claims may receive less than 100% upon their Allowed Claims.



Class        Type of Claim or Interest          Treatment
-----        -------------------------          -------------------------------------------------------------------
6            Convenience Claims                 Unimpaired.  Each holder of such Allowed Claim to be paid in cash in an amount equal to 100% of such Allowed Claim on
                                                the later of the Effective Date or the date that such Claim becomes an Allowed Claim, or as soon thereafter as
                                                practicable.  Only a holder of an Allowed Claim otherwise
                                                classified in Classes 4, 5 or 7 with (i) an Allowed Claim equal to or less than $2,500; and (ii) who has an Allowed Claim in excess of $2,500 but, on the ballot, voluntarily elects to reduce such claim to $2,500, shall be treated as a Class 6
                                                Convenience Claim.

7            General ACBA Claims                Impaired.  Subject to the Maximum Unsecured Claim Limit, to
                                                be paid, to the extent Allowed, in full in cash, without interest, within five (5) years from the Effective Date in six (6) equal annual installments commencing on the Effective Date.  Such
                                                Claims will continue to be unsecured and may be repaid by the
                                                Reorganized CPPI at any time without penalty.  The Plan caps the maximum amount of the unsecured claims classified under the Plan in Classes 4, 5 and 7 which the Reorganized Claridge
                                                Debtors will be assuming at the Maximum Unsecured Claim
                                                Limit.  The Debtors project that the aggregate amount of
                                                Allowed Claims in Classes 4, 5 and 7 will be less than the
                                                Maximum Unsecured Claim Limit.  However, the claims
                                                resolution process has not yet concluded and it is possible that the aggregate amount of such claims may exceed the
                                                Maximum Unsecured Claim Limit.  You should be aware that
                                                if the aggregate amount of Allowed Claims in Classes 4, 5 and
                                                7 exceed the Maximum Unsecured Claim Limit holders of such claims may receive less than 100% upon their Allowed Claims.

8            Intercompany Claims                Impaired.  On the Effective Date, ACBA will sell, transfer, convey and assign, without recourse, all of its right, title and interest in and to its Assets, including, without limitation, the
                                                Hotel Assets, to the Reorganized CPPI free and clear of any liens, claims, encumbrances or interests, other than any lien classified in Class 2, which will then be dealt with under the
                                                Plan in Class 2, or asserted by or on behalf of the holders of the First Mortgage Notes, which lien will then be released, extinguished and waived in accordance with the treatment
                                                afforded holders of Allowed Class 3 Claims under the Plan, in full, complete and final satisfaction of any Claims the
                                                Reorganized Claridge Debtors may have against ACBA arising under the Wraparound Note, the FF&E Notes or otherwise.
                                                The Operating Leases will terminate without liability.  All other Intercompany Claims between and among the Claridge
                                                Debtors and ACBA will be waived, released and extinguished.
                                                Any Intercompany Claim of CPPI against the Corporation


Class        Type of Claim or Interest          Treatment
-----        -------------------------          -----------------------------------------------------------------
                                                shall not be affected by the Plan except that such Claim shall be subordinated, in all respects, to payment in full of any
                                                Claims held by third-parties against the Corporation as of the
                                                Effective Date, including those Claims classified in Class 4.
                                                The Indenture Trustee maintains that, absent the consent of the
                                                Noteholders, ACBA may not transfer the Hotel Assets in
                                                satisfaction of the Wraparound Mortgage Notes or the FF&E
                                                Notes because the transfer violates the absolute priority rule and Section 510(a) of the Bankruptcy Code, which gives effect to subordination agreements enforceable under applicable non-
                                                bankruptcy law.  The Wraparound Note and FF&E Notes are
                                                secured by a second lien on the Hotel Assets and are expressly subordinate to the First Mortgage lien of the Indenture Trustee, for the benefit of itself and the holders of the First Mortgage
                                                Notes pursuant to the terms of the Subordination Agreement to which CPPI, ACBA and the Indenture Trustee are parties.
                                                The Indenture Trustee maintains that, based upon the Debtors'
                                                valuations and the fact that there are no ACBA Assets that are not encumbered by the Indenture Trustee's liens, the transfer of
                                                ACBA's assets to CPPI would be without consideration since the Wraparound Note and FF&E Notes are not entitled to any recovery in the ACBA Chapter 11 case.

                                                The Indenture Trustee also maintains that it is the owner of the
                                                Operating Leases for the benefit of itself and the Noteholders as the result of its termination of the license given to ACBA to collect rents thereunder and that under the terms of the
                                                documents that secure the Notes, the Operating Leases may not be terminated without liability and without the Indenture
                                                Trustee's consent.  The Indenture Trustee further maintains that the termination of the Operating Leases results in rejection damages and that the Indenture Trustee is entitled to receive the recovery on the claim therefor and for deferred rent of
                                                $16.1 million - whether by virtue of its ownership of the rents, or if the Operating Leases were not effectively terminated, by virtue of the lien it has on any payment on the Operating
                                                Leases, since such payments are at a minimum the Indenture
                                                Trustee's collateral.  For the same reason, the Indenture
                                                Trustee maintains that the Noteholders are entitled to receive the funds in the Escrow Account (as defined below) and the funds held by the Indenture Trustee pursuant to the Stipulation which are not required for payment of the approved budgeted expenses of ACBA (including the court approved fees and
                                                expenses of ACBA's court appointed professionals) or the fees and expenses of the Indenture Trustee.




Class        Type of Claim or Interest          Treatment
-----        -------------------------          --------------------------------------------------------------
9            Contingent Payment Rights          Impaired.  On the Effective Date, all such Allowed Claims
             Claims                             shall be extinguished and no distribution will be made in
                                                respect to such Claims.  Holders of these claims consist of
                                                Releasing Investors.

10           Contingent Payment Claims          Impaired.  On the Effective Date, all such Allowed Claims
                                                shall be extinguished and no distributions will be made in respect to such Claims, including any Allowed Claims arising out of or in connection with the Debtor's rejection of the
                                                Restructuring Agreement.  Holders of these claims consist of
                                                Webb, or its successors and assigns.

11           Corporation Interests              Impaired.  On the Effective Date, all Allowed Corporation
                                                Interests will be extinguished and no distributions will be made in respect of such Corporation Interests.

12           CPPI Interests                     Unimpaired.  On the Effective Date, the Corporation will
                                                continue to own 100% of the CPPI Interests, which will revest free and clear of all liens, claims, interests or encumbrances.

13           ACBA Interests                     Impaired.  On the Effective Date, all ACBA Interests will be extinguished and no distribution will be made in respect of such ACBA Interests.

         For a more detailed description of the treatment of the foregoing classes of Claims and Interests, see "Summary Of The Plan -- Classification of Claims and Interests Under the Plan."

                                   BACKGROUND

The Claridge Debtors and ACBA

         The Corporation, a New York corporation, through its wholly-owned subsidiary CPPI, a New Jersey corporation, operates The Claridge Hotel and Casino (the "Claridge") in Atlantic City, New Jersey. The Corporation has no substantial assets other than its 100 percent ownership interest in CPPI. ACBA is a New Jersey limited partnership.

History and Structure

         On October 31, 1983, (a) CPPI acquired the casino license and gaming equipment of the Claridge (the "Casino Assets") from DEWNJ; (b) ACBA acquired the Hotel Assets (other than the land) and a ground lease for the land from DEWNJ; (c) CPPI leased the Hotel Assets (other than the land) from ACBA; (d) CPPI subleased the land on which the Claridge is located from ACBA; and (e) CPPI assumed certain liabilities related to the acquired assets and undertook to carry on the business of the Claridge. In connection with these transactions, ACBA granted the Wraparound Mortgage to CPPI. These transactions were entered into in connection with the private placement of equity interests in the Corporation and ACBA. The offering was structured to furnish the investors with certain tax benefits available under the federal tax law then in effect. The Existing Common Stock and the limited partnership interests of ACBA were sold together in the private placement as units and, because there has been relatively little trading in the stock or ACBA interests, there is a substantial similarity between the equity ownership of the Corporation and ACBA. Although the Corporation and ACBA are independent entities, approximately 93% of the Existing Common Stock is owned by Persons who also own limited partnership interests in ACBA. ACBA does not currently engage in any significant business activities other than those relating to the Claridge.

         In October 1988, the Corporation, CPPI and ACBA entered into the Restructuring Agreement. The restructuring, which was consummated in June 1989, resulted in (i) a reorganization of the ownership interests in the Claridge;
(ii) modifications of the rights and obligations of certain lenders; (iii) satisfaction and termination of the obligations and commitments of Webb and DEWNJ under the original structure; (iv) modifications of the lease agreements between CPPI and ACBA; (v) acquisition of the land underlying the Hotel Assets by ACBA from DEWNJ and (vi) the forgiveness by Webb of substantial indebtedness.

         On January 31, 1994, the Corporation completed an offering of $85 million aggregate principal amount of the First Mortgage Notes. The First Mortgage Notes are secured by (i) the First Mortgage, (ii) a pledge granted by the Corporation of all outstanding shares of capital stock of CPPI and (iii) the CPPI Guaranty. The CPPI Guaranty is secured by a Collateral Assignment of the Wraparound Mortgage and by a lien on the Claridge's gaming and other assets, including, but not limited to, inventory, accounts receivable, equipment, hotel rents, trademarks, intangibles and cash. In addition, in January 1997, CPPI subjected its new self-parking garage (the "Self-Parking Garage") to the lien of the First Mortgage. Interest on the First Mortgage Notes is payable semiannually on February 1 and August 1 of each year.

         The net proceeds of the First Mortgage Notes, totaling approximately $82.2 million, were used in part as follows: (i) to repay in full on January 31, 1994, the Corporation's outstanding debt under a loan facility (approximately $35 million); (ii) to expand the Claridge's casino capacity by 12,000 square feet in 1994, including the addition of approximately 500 slot machines and the relocation of two restaurants and their related kitchens (approximately $13 million); and (iii) to purchase property in 1995 and construct on that property a self-parking garage that opened in 1996 (approximately $28 million).

         The current ownership structure of the Corporation, CPPI and ACBA is depicted in the following table:










         The current relationships and agreements between the Corporation, CPPI and ACBA are described below:

         Operating Lease/Expansion Operating Lease

         The Casino Assets are owned by CPPI. The Hotel Assets and underlying land are owned by ACBA and leased by ACBA to CPPI. The lease obligations are set forth in the Operating Leases.

         The initial term of the Operating Leases expired on September 30, 1998 and CPPI exercised the first of the 10- year renewal options, extending the Operating Leases through September 30, 2008. Basic rent during the first renewal term of the Operating Leases is calculated pursuant to a formula, with such rent not to be more than $32.5 million nor less than $26.5 million for the lease year commencing October 1, 1998 through September 30, 1999, and, subsequently, not to be greater than 10% more than the basic rent for the immediately preceding lease year in each lease year thereafter. Basic rent for the lease year commencing October 1, 1998 was $26.5 million. For the lease year commencing October 1, 1999, Basic Rent is $26.5 million. Under the terms of the Operating Lease, CPPI has an option to purchase, on September 30, 2003 and September 30, 2008, the Hotel Assets and the underlying land for their fair market value at the time the option is exercised.

         CPPI is also required to pay, as additional rent, amounts including certain taxes, insurance and other charges relating to the occupancy of the land and Hotel Assets, certain expenses and debt service relating to furniture, fixtures and equipment replacements and building improvements ("FF&E Replacements") and the general and administrative costs of ACBA, if necessary. ACBA is required during the entire term of the Operating Leases to provide FF&E Replacements to CPPI and to provide facility maintenance and engineering services to CPPI. CPPI is required to lend to ACBA any amounts ("FF&E Loans") necessary to fund the cost of FF&E Replacements and if ACBA's cash flow, after allowance for certain distributions, is insufficient to provide the facility maintenance and engineering services required of it, CPPI is also required to lend to ACBA the funds required to provide those services. Any advances by CPPI for either of the foregoing are secured under the Wraparound Mortgage in an amount up to $25 million. There is currently approximately $14.6 million owed in respect of the FF&E Loans. According to CPPI, the total amount owed in respect of the Wraparound Note and the FF&E Notes exceeds $86 million. Certain other amounts owed to CPPI by ACBA also constitute collateral that secures the claims of the Indenture Trustee and the Noteholders pursuant to the CPPI Security Agreement.

         Effective with the consummation of the restructuring in June 1989, the Operating Leases were amended to provide for the deferral of up to $15.1 million of rental payments during the period from July 1, 1988 through the beginning of 1992 and to provide for the abatement of $38.8 million of basic rent through 1998, thereby reducing ACBA's cash flow to an amount estimated to be necessary only to meet ACBA's cash requirements. During the third quarter of 1991, the maximum deferral of rent was reached. On August 1, 1991, the Operating Leases were amended further to revise the abatement provisions so that, commencing January 1, 1991, for each calendar year through 1998, the lease abatements could not exceed $10 million in any one calendar year, and $38.8 million in the aggregate. All of the $38.8 million of available rent abatements were fully utilized by the end of March 1997.

         The terms of the Operating Leases have been amended from time to time to provide for continued rent abatement. The most recent amendment (the "Sixth Amendment"), which was effective September 30, 1998, allowed for the deferral of $1.1 million of rent in either February 1999 or March 1999, dependent upon certain conditions being met. These conditions, which must have occurred prior to March 2, 1999, included (i) CPPI having received the proceeds in connection with its settlement of the parking garage arbitration; and (ii) the Corporation or CPPI having paid the interest that was due on the First Mortgage Notes on February 1, 1999. CPPI received the proceeds from the settlement of the parking garage arbitration in February 1999 (see "Certain Information Concerning the Debtors -- Legal Proceedings"), and paid the interest due on the First Mortgage Notes on March 2, 1999, within the 30-day grace period allowed in accordance with the terms of the First Mortgage Notes Indenture. The $1.1 million of basic rent deferred in 1999 is to be paid to ACBA in monthly installments of $25,000 commencing January 1, 2000 until paid in full (subject to acceleration under certain circumstances). This amendment also provides for additional abatements of rent, through December 31, 2004, as necessary to reduce ACBA's cash flow to an amount necessary only to meet ACBA's cash requirements; these abatements, however, are to be reduced by specified amounts for each period commencing January 1, 2000 and ending December 31, 2004 ($83,333 per month in 2000, $130,000 per month in 2001, $180,000 per month in 2002 and 2003, and $130,000 per month in 2004).

         In addition to the deferral and abatements of rent described in the preceding paragraph, the Sixth Amendment provides for the payment of $3.5 million of additional basic rent on the earlier of (i) the maturity date of the Expansion Wraparound Note; (ii) such earlier date, if any, as the entire principal amount of the Wraparound Mortgage becomes due and payable; or (iii) the date on which any merger, consolidation, or similar transaction to which the Corporation or CPPI is a party, or any sale of all or substantially all of the assets of the Corporation or CPPI is consummated, or any change in control of the Corporation or CPPI occurs.

         If ACBA should fail to make any payment due under the Wraparound Mortgage, CPPI may exercise a right of offset against rent or other payments due under the Operating Lease and Expansion Operating Lease to the extent of any such deficiency, subject to certain limitations set forth in the Subordination Agreement referred to below.

         Wraparound Mortgage

         On October 31, 1983, ACBA executed and delivered to CPPI the Wraparound Mortgage, which was subordinate to an $80 million first mortgage granted by ACBA to a group of banks, and a $47 million purchase money second mortgage ("Purchase Money Second Mortgage"), granted by ACBA to DEWNJ. The Purchase Money Second Mortgage, which was due on September 30, 2000, was canceled upon satisfaction of certain conditions set forth in an agreement entered into at the time of the restructuring. In conjunction with the offering of the First Mortgage Notes on January 31, 1994, the outstanding debt owed to the banks, which was secured by the first mortgage, was satisfied in full. By its terms, the Wraparound Mortgage may secure up to $25 million of additional loans to ACBA from CPPI to finance FF&E Replacements and facility maintenance and engineering shortfalls. The Wraparound Mortgage provides that, so long as ACBA is not in default on its obligations under the Wraparound Mortgage, CPPI is obligated to make payments required under any senior mortgage indebtedness. The indebtedness secured by the Wraparound Mortgage, which originally was to mature on September 30, 2000, bears interest at an annual rate equal to 14%, with certain interest installments that accrued in 1983 through 1988 totaling $20 million being deferred until maturity. In addition, ACBA is required under the Wraparound Mortgage to make payments of principal and interest in respect of any FF&E Loans made to finance FF&E Replacements or facility maintenance or engineering costs as described above. To the extent these FF&E Loans exceed $25 million in the aggregate outstanding at any time, they will be secured under separate security agreements and not by the lien of the Wraparound Mortgage.

         On March 17, 1986, the first mortgage was amended and assumed by CPPI. The amount of the amended and assumed first mortgage was increased to secure up to $96.5 million to provide financing for the Expansion Improvements. Indebtedness secured by the Wraparound Mortgage was increased by an amount up to $17 million to provide ACBA with the necessary funding.

         Effective August 28, 1986, ACBA commenced making level monthly payments of principal and interest so as to repay on September 30, 1998, in full, the principal balance of this $17 million increase in the Wraparound Mortgage. On March 17, 1986, the Wraparound Mortgage was amended to require that the $127 million aggregate principal amount secured by it would be repayable in installments during the years 1988 through 1998 in escalating amounts totaling $80 million, with a balloon payment of $47 million and the $20 million of deferred interest due on September 30, 2000.

         In connection with the offering of the First Mortgage Notes on January 31, 1994, CPPI and ACBA entered into the Subordination Agreement with the Trustee (the "Subordination Agreement"), which made the lien of the Wraparound Mortgage and the Wraparound Notes, Expansion Wraparound Note and FF&E Note secured thereby and payment thereof expressly subordinate to the First Mortgage.

         In connection with the offering of the First Mortgage Notes on January 31, 1994, the Corporation agreed to use not less than $8 million from the net proceeds of the offering to finance certain internal improvements to the Claridge which were funded through additional FF&E Loans. In connection therewith, the Wraparound Mortgage and the Operating Leases were amended to provide that the principal on these additional FF&E Loans will be payable at final maturity of the Wraparound Mortgage.

         Effective March 1, 1997, the Corporation, CPPI and ACBA entered into a restructuring agreement, pursuant to which CPPI agreed to use its best efforts to cause a modification of the Wraparound Mortgage (the "Wraparound Modification") that is permitted by, or is in compliance with, the terms of the First Mortgage Notes Indenture. The Wraparound Modification, if so permitted, will provide for an extension of the maturity date of the Wraparound Mortgage from September 30, 2000 to January 1, 2004. If the Wraparound Modification is not permitted by or in compliance with the terms of the First Mortgage Notes Indenture, CPPI has agreed to effect the Wraparound Modification at such time as the First Mortgage Notes are no longer outstanding.

         Effective September 30, 1998, the Corporation, CPPI and ACBA agreed to amend the March 1997 restructuring agreement to provide for an extension of the maturity date of the Wraparound Mortgage to January 1, 2005. In addition, the Wraparound Mortgage and Wraparound Note were amended to defer the principal payments that were payable during the fourth quarter of 1998 (totaling $3.5 million) to the earlier of (i) the maturity date of the Wraparound Mortgage and Wraparound Note; (ii) such earlier date, if any, as the entire principal amount of the Wraparound Note becomes due and payable; or (iii) the date on which any merger, consolidation, or similar transaction to which the Corporation or CPPI is a party, or any sale of all or substantially all of the assets of the Corporation or CPPI is consummated, or any change of control of the Corporation or CPPI occurs.

         Contingent Payment

         Following the 1983 transactions, Webb and its affiliates retained significant interests in the Claridge. Effective with the closing of the Restructuring (as defined in the Restructuring Agreement) in June 1989, all or substantially all of the financial, contractual, ownership, guarantee and other relationships of the Corporation and CPPI with Webb were terminated. The Restructuring Agreement provided that Webb would retain the Contingent Payment. To give effect to the Contingent Payment, the Corporation and ACBA agreed not to make any distributions to their respective shareholders or partners, whether derived from operations or from sale or refinancing proceeds, until Webb had received the Contingent Payment. The estimated amount payable in respect of the Contingent Payment on December 31, 1998 was $88.3 million.

         In connection with the Restructuring, Webb agreed to grant Contingent Payment Rights to those investors in the Corporation and ACBA from whom Webb had received written releases from all liabilities (the "Releasing Investors"). Approximately 84% of the investors provided releases and became Releasing Investors. Payments to Releasing Investors were to be made in accordance with a schedule of priorities, as defined in the Restructuring Agreement.

         On April 2, 1990, Webb transferred its interest in the Contingent Payment to an irrevocable trust for the benefit of the Valley of the Sun United Way, and upon such transfer Webb was no longer required to be qualified or licensed by the New Jersey Casino Control Commission (the "NJCCC").

         On February 23, 1996, the Corporation acquired an option (the "Contingent Payment Option") to purchase, at a discount from the carrying value, the Contingent Payment. The purchase price of the Contingent Payment Option was $1 million, and the Contingent Payment Option could have been exercised any time prior to December 31, 1997. The Corporation was not able to exercise the Contingent Payment Option, and it expired unexercised on December 31, 1997.

Events Preceding Commencement of the Chapter 11 Cases

         During 1995, the cash provided by operations of the Claridge was sufficient to meet the Corporation's obligations to pay interest on the First Mortgage Notes, as well as to make moderate capital improvements. Commencing in the latter part of 1995, however, competition in the Atlantic City casino market for bus customers, a principal source of customers for the Claridge at the time, increased; this competition intensified even more during 1996 as additional casino square footage was added, principally due to the opening of the Trump World's Fair casino. During 1996, the average coin incentive issued per bus patron at the Claridge increased to approximately $19, from approximately $13 in 1995. Total cash incentives issued to Claridge's casino patrons (in the form of coin to play slot machines and gaming chips to play table games) increased to approximately $30.5 million in 1996, from approximately $25.2 million in 1995. While the Corporation's promotional costs increased significantly, total casino revenues in 1996 actually decreased from 1995 levels. It had been the expectation of the Corporation that, upon the opening of its new self-parking garage, the Corporation would be able to reduce its reliance on the bus patron market; however, the Corporation was forced to close the garage facility on July 10, 1996, only ten days after its opening, following a fatal accident. Because the facility was not able to reopen until the end of September 1996, the Corporation lost any possible benefit of the facility during the normally busy summer season. In addition, severe winter weather in the first quarter of 1996 adversely affected revenues. As a result, the Corporation experienced a net loss for 1996 of $15.4 million, compared to a net loss of $1.9 million in 1995.

         The Corporation has experienced recurring losses and deterioration in its cash flow since 1996. Since the Corporation did not have substantial cash reserves or access to a line of credit, the Corporation needed to experience significant improvement in operating results in 1997 over 1996 levels in order to meet its ongoing obligations, including the interest due on the First Mortgage Notes. Operating results in 1997 did improve over 1996 levels, due primarily to the positive impact of the availability of the self-parking garage, lower bus package pricing, and other cost containment initiatives. However, operating results in 1998 fell below 1997 levels due to increased competition for casino customers. In 1998, the Corporation experienced a net loss of $9.4 million, compared to a net loss of $6.0 million in 1997. In the fall of 1998, CPPI redirected its bus program to reduce the number of customers who arrive by bus, and, thereby, related costs. Total coin issued to bus passengers in 1998 was $13.5 million, compared to $15.0 million of coin issued to bus passengers in 1997. Marketing efforts toward the mid-level slot customer through the use of promotions and advertising have been enhanced.

         Furthermore, as it had sought to do prior to the Filing Date, management continues to conserve cash through various cost containment measures. These include various operational changes, including the previously mentioned redirection of the bus program. In addition, prior to the Filing Date, management also caused CPPI to enter into certain transactions with PDS Financial Corporation ("PDS") and the Casino Reinvestment Development Authority ("CRDA"), as further discussed below.

         In December 1997, CPPI obtained a commitment from PDS for a sale lease-back facility (the "Facility"). Under the terms of the Facility, CPPI could sell certain of its slot machines to PDS under a sale lease-back arrangement, for a specified amount per slot machine. In February 1998, CPPI sold 370 slot machines to PDS for approximately $1 million under this Facility. The machines were then leased back to CPPI under an operating lease arrangement for two years. After two years, CPPI has an option to either purchase the machines, renew the lease arrangement for twelve months, or return the equipment to PDS. In December 1998, CPPI completed the sale of an additional 379 slot machines to PDS for approximately $776,000, under terms similar to those described above. No additional financing is available under this Facility.

         In October 1998, the CRDA approved the direct investment of CPPI funds, already on deposit with the CRDA, and the completion of certain donations of CPPI funds also already on deposit. These transactions resulted in the receipt by CPPI of approximately $930,000 from the CRDA in December 1998.

         In addition, in February 1999, the Corporation and CPPI agreed to a settlement of approximately $2.3 million in the arbitration proceedings concerning the accident which took place in CPPI's self-parking garage in July 1996. The settlement proceeds were received by CPPI in late February 1999.

         As a result of these transactions, on March 2, 1999, CPPI was able to pay the interest due on the First Mortgage Notes on February 1, 1999, under the 30-day grace period allowed in accordance with the terms of the First Mortgage Notes Indenture.

         In 1996 the Claridge Debtors retained financial advisors and explored several alternatives, including strategic investments by third parties, the sale of the Claridge Debtors and the restructuring of the First Mortgage Notes. Although the Claridge Debtors negotiated with interested parties in late 1996 and early 1997, the Claridge Debtors did not pursue any of those alternatives.

         Based on the Claridge Debtors' poor cash flow and recurrent losses, management determined that the Claridge Debtors were not able to continue paying interest due on the First Mortgage Notes while being able, at the same time, to satisfy their other obligations. The Claridge Debtors did not pay the interest due on the First Mortgage Notes on August 2, 1999, and on August 16, 1999, the Claridge Debtors each filed voluntary petitions under Chapter 11 of the Bankruptcy Code. As a result of certain actions taken by the First Mortgage Notes Indenture Trustee, ACBA filed a voluntary petition under Chapter 11 of the Bankruptcy Code on October 5, 1999.

         During 1998 and 1999, the Claridge Debtors continued to consider alternatives, such as a sale of their businesses or strategic investments by third parties. In 1999, the Corporation entered into a letter of intent with Schottenstein Realty Corporation that contemplated a strategic investment in the Corporation and a restructuring of the First Mortgage Notes. On November 10, 1999 the Corporation announced that it would not pursue that transaction; instead, the Debtors determine that it would be in the best interest of their respective estates, creditors and equity holders for them to file a stand-alone plan of reorganization.

                  REASONS FOR THE SOLICITATION; RECOMMENDATION

         The solicitation is being commenced at this time in order to receive the acceptances of all creditors of the Debtors entitled to vote to accept or reject the Plan. Under the Plan, holders of the First Mortgage Notes will receive a pro rata amount of the New Common Stock and provided that the holders of the First Mortgage Notes as a class accept the Plan, the New Notes in a principal amount of $15 million, which the Debtors believe is the best alternative to Noteholders at this time. See "Alternatives to Confirmation and Consummation of the Plan." Further, the Debtors believe that any other plan is likely to require significant delays that will further diminish the value received by the Noteholders and the Debtors' other creditors. As noted above, the Claridge Debtors have not been able to locate other prospective buyers of the Claridge. See "Background -- Events Preceding Commencement of the Chapter 11 Cases." The Debtors believe that the Plan has the most favorable terms available to their respective creditors and equity security holders and, if the Plan is accepted by the Persons entitled to vote thereon, the pendency of the bankruptcy cases should be significantly shortened and the administration of such cases should be simplified and made less costly.

         IN LIGHT OF THE BENEFITS TO BE ATTAINED BY THE PERSONS ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN PURSUANT TO CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THE PLAN, EACH OF THE DEBTORS RECOMMENDS THAT YOU VOTE TO ACCEPT THE PLAN.

            THE BANKRUPTCY PLAN -- VOTING INSTRUCTIONS AND PROCEDURES

General

         The Debtors are seeking the acceptance of the Plan by their creditors and equity security holders entitled to vote thereon, and this Disclosure Statement, together with the accompanying Ballot, is being furnished to such persons in connection with such solicitation. This Disclosure Statement may not be relied upon or used for any purpose by any Person other than to determine whether or not to vote to accept or reject the Plan.

Voting Deadline

         The Voting Deadline, after which Ballots and master Ballots (in the case of a brokerage firm or other nominee holder of First Mortgage Notes in its own name on behalf of a beneficial owner) with respect to the Plan will not be accepted by the Debtors, is 5:00 p.m., Eastern Standard Time, on __________. Except to the extent the Debtors so determine or as permitted by the Bankruptcy Court, Ballots that are received after the Voting Deadline will not be accepted or used by the Debtors in connection with the Debtors' request for confirmation of the Plan (or any permitted modification thereof).

         The Debtors reserve the right to amend or modify the terms of the Plan or waive any of the conditions thereto, subject to the requirements of the Bankruptcy Code and to such other consents as may be required under the Plan, if and to the extent that the Debtors determine that such amendments or modifications are necessary or desirable in order to complete the Plan. The Debtors will give the Persons entitled to vote on the Plan such notice of amendments and modifications as may be required by the Plan or by applicable law.

Voting Procedures Particular to Noteholders

         The Debtors are providing copies of this Disclosure Statement, Ballots, and where appropriate, master Ballots, to all registered Noteholders as of the Approval Date. Noteholders who hold First Mortgage Notes otherwise than for their own account (e.g., brokerage firms, banks, trust companies or other nominees) should promptly provide copies of this Disclosure Statement and appropriate Ballots to customers and to Beneficial Owners. Any Beneficial Owner of First Mortgage Notes who has not received a Ballot should contact their nominee or the Corporation.

         (a) Beneficial Owners of First Mortgage Notes

         For purposes of voting to accept or reject the Plan, the Beneficial Owners of First Mortgage Notes will be deemed to be the "holders" of the Claims represented by such First Mortgage Notes. Beneficial Owners holding First Mortgage Notes in "street name" through a brokerage firm, bank, trust company or other nominee can vote only by following these instructions:

         1.    Fill in all the applicable information on the Ballot;

         2. Sign the Ballot (unless the Ballot has already been signed by the brokerage firm, bank, trust company or other nominee); and

         3. Return the Ballot to your brokerage firm, bank, trust company or other nominee as soon as possible (but in any event at least one Business Day before the Voting Deadline). If you have any questions, contact the Corporation or your brokerage firm, bank, trust company or other nominee for instructions.

         No Ballot submitted to a brokerage firm or proxy intermediary will be counted until such brokerage firm or proxy intermediary properly completes and delivers a corresponding master Ballot to the Corporation (as discussed below).

         Any Beneficial Owners holding First Mortgage Notes of record in their own name (i.e., registered Noteholders) can vote by completing and signing the enclosed Ballot and returning it directly to the Corporation on or before the Voting Deadline (using the enclosed self-addressed stamped envelope).

         If any Beneficial Owner owns First Mortgage Notes through more than one brokerage firm, bank, trust company or other nominee, such Beneficial Owner may receive multiple mailings containing the Ballots. Each Beneficial Owner should execute a separate Ballot for each block of First Mortgage Notes that it holds through a different nominee, for the aggregate amount of First Mortgage Notes that it beneficially owned as of the Approval Date through such nominee and return such Ballots to the respective nominees in the return envelope provided therewith.

         Beneficial Owners who execute multiple Ballots with respect to First Mortgage Notes held through more than one nominee must indicate on each Ballot the names of all such other nominees and the additional amounts of such First Mortgage Notes so held and voted.

         If a Beneficial Owner holds a portion of the First Mortgage Notes through a nominee and another portion as a record holder in its own name, such owner should follow the procedures described above to vote the portion held of record in its own name and separately follow the procedures described above to vote the portion held through a nominee or nominees.

         (b) Brokerage Firms, Banks and Other Nominees

         A brokerage firm which is the registered holder of First Mortgage Notes for more than one Beneficial Owner can vote on behalf of such Beneficial Owners by (i) distributing a copy of this Disclosure Statement and all appropriate Ballots to such Beneficial Owners, (ii) collecting such Ballots, (iii) completing a master Ballot compiling the votes and other information from the Ballots collected, and (iv) transmitting such master Ballot, together with the Ballots completed by the Beneficial Owners, to the Corporation. A proxy intermediary acting on behalf of a brokerage firm or bank should also follow the procedures outlined in the preceding sentence.

         A bank, trust company or other nominee which is the registered holder of First Mortgage Notes for only a single Beneficial Owner can arrange for such Beneficial Owner to vote by executing the appropriate Ballot and by distributing a copy of the Disclosure Statement and such executed Ballot to such Beneficial Owner.

         (c) Securities Clearing Agencies

         To the extent that there are any securities clearing agencies among the registered Noteholders, the Claridge Debtors expect that each of such clearing agencies will arrange for its respective participants to vote by executing an omnibus proxy in favor of such participants. As a result of the omnibus proxy, such participants will be authorized to vote in the name of such securities clearing agencies and would follow the relevant procedures outlined in the preceding paragraphs.

         (d) Other

         If a Ballot is signed by one or more trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should indicate such capacity when signing and, unless otherwise determined by the Debtors, must submit proper evidence satisfactory to the Debtors of their authority to so act.

         The Debtors are not at this time requesting the delivery of, and will not accept, certificates evidencing the First Mortgage Notes. If the Bankruptcy Court confirms the Plan, the Debtors will, by the Effective Date, furnish all Noteholders with instructions (together with all appropriate materials) relating to the procedures for remitting First Mortgage Notes and receiving the New Common Stock and/or the New Notes in exchange therefor.

Defects, Irregularities, Etc

         Unless otherwise directed by the Bankruptcy Court, all questions as to the validity, form, eligibility (including time of receipt), acceptance and revocation or withdrawal of Ballots will be determined by the Debtors in their sole discretion, whose determination will be final and binding. Unless the Ballot being furnished is timely submitted to the Debtors on or prior to the Voting Deadline, together with any other documents required by such Ballot, the Debtors may, in their sole discretion, reject such Ballot as invalid and, therefore, decline to use it in connection with seeking confirmation of the Plan by the Bankruptcy Court. In the event of a dispute with respect to a Claim, any vote to accept or reject the Plan cast with respect to such Claim will not be counted for purposes of determining whether the Plan has been accepted or rejected, unless the Bankruptcy Court orders otherwise. As indicated below under "Withdrawal of Ballots," effective withdrawals of Ballots must be delivered to the Debtors prior to the Voting Deadline. The Debtors reserve the absolute right to contest the validity of any such withdrawal. The Debtors also reserve the right to reject any and all Ballots not in proper form. The Debtors further reserve the right to waive any defects or irregularities or conditions of delivery as to any particular Ballot.

         The interpretation (including the Ballot and respective instructions thereto) by the Debtors, unless otherwise directed by the Bankruptcy Court, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with deliveries of Ballots must be cured within such time as the Debtors (or the Bankruptcy Court) determine. Neither the Debtors nor any other Person will be under any duty to provide notification of defects or irregularities with respect to deliveries of Ballots nor will any of them incur any liabilities for failure to provide such notification. Unless otherwise directed by the Bankruptcy Court, delivery of such Ballots will not be deemed to have been made until such irregularities have been cured or waived. Ballots previously furnished (and as to which any irregularities have not theretofore been cured or waived) will be invalidated.

Withdrawals of Ballots; Revocation

         IN ORDER FOR YOUR BALLOT TO BE COUNTED, YOUR BALLOT MUST BE COMPLETED AS SET FORTH ABOVE AND RECEIVED BY THE VOTING DEADLINE (5:00 P.M., EASTERN STANDARD TIME, ON _______________, UNLESS EXTENDED). BALLOTS SHOULD BE MAILED IN THE ENVELOPE PROVIDED WITH SUCH BALLOT TO: THE CLARIDGE HOTEL AND CASINO CORPORATION, INDIANA AVENUE AND THE BOARDWALK, ATLANTIC CITY, NEW JERSEY 08401,
ATTENTION: _______________.

         The Bankruptcy Court will hold a hearing (the "Confirmation Hearing") on confirmation of the Plan, at which time the Bankruptcy Court will consider objections to confirmation of the Plan, if any, commencing at [____________] on [_______________], in Courtroom ____, United States Bankruptcy Court for the District of New Jersey, 15 North 7th Street, Camden, New Jersey 08102. The Confirmation Hearing may be adjourned from time to time without notice, other than the announcement of an adjourned date at the Confirmation Hearing. Objections to confirmation of the Plan, if any, must be in writing and served and filed as described in "Acceptance and Confirmation of the Plan -- Confirmation Hearing."

             DESCRIPTION OF CHAPTER 11 CASES OF THE CLARIDGE DEBTORS

Chapter 11 Filings

         On August 16, 1999, each of the Claridge Debtors filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code. On August 17, 1999, the Bankruptcy Court entered an order granting the Claridge Debtors' request for joint administration of their Chapter 11 cases.

         As of the date of this Disclosure Statement, the Claridge Debtors have operated and intend to continue to operate as debtors in possession with the protection of the Bankruptcy Court. In such capacity, management has developed the Plan. The Bankruptcy Court has certain supervisory powers over the Claridge Debtors' operations during the Chapter 11 cases. The Claridge Debtors are authorized to operate in the ordinary course of business; any transactions that are out of the ordinary course of business require the Bankruptcy Court's approval.

         One immediate effect of the commencement of the Chapter 11 cases is the imposition of the automatic stay under the Bankruptcy Code which, with limited exceptions, enjoins the commencement or continuation of all collection efforts by creditors, enforcement of liens against the Claridge Debtors and litigation against the Claridge Debtors. This injunction remains in effect unless modified or lifted by order of the Bankruptcy Court.

First Day Orders

         In order to minimize the possible disruption to the Claridge Debtors' operations, the Claridge Debtors submitted a number of so-called "first day orders," along with supporting applications, to the Bankruptcy Court on August 16, 1999. These first day orders included, among others:

         (i) an order authorizing the retention of Clifford Chance Rogers & Wells LLP as New York co-counsel to the Claridge Debtors;

         (ii) an order authorizing the retention of Archer & Greiner as New Jersey co-counsel to the Claridge Debtors;

         (iii) an order authorizing the retention of KPMG LLP as the Claridge Debtors' accountants,

         (iv) an order authorizing the retention of Jay Alix & Associates as the Claridge Debtors' financial advisor;

         (v) an order authorizing the Claridge Debtors to pay prepetition employee wages, reimbursable expenses and benefits and directing the Claridge Debtors' banks to honor prepetition employee wage and expense checks;

         (vi) an order authorizing the Claridge Debtors to maintain their prepetition bank accounts, business forms, stationery and checks;

         (vii) an interim order authorizing the Claridge Debtors to use cash collateral;

         (viii) an order authorizing the Claridge Debtors to honor advance customer payments and performance of any agreements pursuant to which they are made and to make certain other pre-petition payments to certain critical vendors and suppliers;

         The Bankruptcy Court has signed and entered all of the orders described above, other than the order confirming the Plan. The Claridge Debtors may seek other orders based on the needs of the Claridge Debtors and ACBA and their operations throughout the Chapter 11 cases.

Use of Cash Collateral

         Pursuant to the First Mortgage Notes Indenture and the security documents related thereto entered into by the Corporation, CPPI and ACBA, in order to secure the obligations due under the First Mortgage Notes, each of the Corporation, CPPI and ACBA pledged substantially all of its real and personal property to the Indenture Trustee on behalf of the Noteholders including, in the case of CPPI and ACBA, deposit accounts, cash on hand, investments made with cash and rights to receive cash. Pursuant to certain orders entered in the Corporation, CPPI and ACBA cases authorizing the use of cash collateral of the Indenture Trustee (the "Cash Collateral Orders"), each of the Debtors has acknowledged that the Indenture Trustee has valid and perfected first liens and security interests in all of the assets of the Debtors, except that in the case of CPPI, CPPI reserved its right to dispute whether the Indenture Trustee has valid and perfected liens in certain cash on hand on the Filing Date and gaming revenues - whether in deposit accounts or used or generated in the gaming business of CPPI. No cash was held by ACBA on its Filing Date other than monies representing certain Operating Leases payments, which it has agreed are, at a minimum, the Indenture Trustee's cash collateral pursuant to the Stipulation referred to below. According to CPPI, at the Filing Date there was $2.4 million in cash held in the CPPI Cash Collateral Account maintained at First Union Bank, as agent for the Indenture Trustee. The Indenture Trustee asserts that it has valid and perfected liens and security interests in such cash as well as liens and security interest in, among other things, cash, income, receipts, and profits received by CPPI subsequent to the Filing Date. According to CPPI, on March 31, 2000, approximately $8.6 million was held in bank accounts of CPPI (net of outstanding checks) maintained pursuant to such Cash Collateral Orders, inclusive of the $2.4 million held in the CPPI Cash Collateral Account on the Filing Date. According to the Debtors, on March 31, 2000 $8.3 million was held in casino cage accounts and in the form of undropped validators.

         On September 30, 1999 the Indenture Trustee commenced an adversary proceeding (the "Adversary Proceeding") in the Bankruptcy Court to establish the Indenture Trustee's lien and security interest in cash, including the cash on hand on the Filing Date, the interest and earning thereon and income, receipts and profits deposited and held in the cash collateral accounts maintained pursuant to the cash collateral orders. The Claridge Debtors maintain that the Indenture Trustee does not have a valid, perfected lien on all cash of CPPI including $9.8 million of cash that was held in the casino cage accounts and in the form of undropped validators on the CPPI Filing Date and bases its view, in part, on recent decisions in another case relating to the ability to obtain a valid lien on gaming revenues. To the extent that it was determined that the holders of the First Mortgage Notes had no lien on all or a portion of such cash, creditors of CPPI holding unsecured claims, including the holders of the First Mortgage Notes (to the extent, inter alia, that their claims are determined to be undersecured) would be entitled to share in such cash ratably.

         On the Claridge Debtors' Filing Date, the Claridge Debtors sought emergency authority to continue use of cash collateral on an interim basis for the period August 31, 1999 through September 9, 1999, which relief the Bankruptcy Court granted on August 31, 1999. Various subsequent orders, including a fifth interim cash collateral order dated December 21, 1999 (the "Fifth Cash Collateral Order") have been entered authorizing CPPI to continue to use cash collateral pursuant to certain terms and conditions and permitting it to make certain lease payments under the Operating Leases. These include, among other things, limiting CPPI's use of cash collateral to the amounts set forth in various cash collateral budgets. The Bankruptcy Court also granted a replacement perfected lien and security interest to the Indenture Trustee under Section 361(2) of the Bankruptcy Code in the Claridge Debtors' post-petition assets in the amount used by the Claridge Debtors pursuant to the Cash Collateral Order and, if such lien proves insufficient to protect the Indenture Trustee, the Indenture Trustee will have a super priority administrative expense claim pursuant to Section 507(a) of the Bankruptcy Code. On August 27, 1999, the Indenture Trustee, pursuant to the absolute assignment of rents which was granted to the Indenture Trustee by ACBA under the First Mortgage and the Collateral Assignment of Lessor's Interest in the Operating Leases, asserts that it terminated the Partnership's license to, among other things, collect rents under the Operating Leases and asserted rights to $971,718 of the September Operating Leases payment. That amount was placed in an interest-bearing account at Summit Bank, N.A. (the "Escrow Account") pending the court's determination of the Indenture Trustee's rights to such payments or stipulation of the Debtors and the Indenture Trustee. The Indenture Trustee asserted that the termination of the license granted by the

Trustee to the Partnership resulted in the Operating Leases payment being property of the Indenture Trustee. The Indenture Trustee further asserted that, at a minimum, the Operating Leases payments are its cash collateral. By Stipulation and Order dated December 21, 1999 (the "Stipulation") in connection with (a) entry of the Fifth Cash Collateral Order, (b) limited suspension of the First Mortgage Notes Adversary Proceeding for determination of the extent, validity and priority of liens on assets of the Claridge Debtors and amendments to answers thereto, (c) partial distribution of funds in the Escrow Account, and
(d) resolution of disputes relating to the extent, validity and priority of the First Mortgage Notes Indenture Trustee's liens, cash collateral and funding issues in the ACBA case, one-half of the funds in the Escrow Account were released to the Indenture Trustee, with prejudice. The balance of the funds in the Escrow Account are being held in the Escrow Account subject to the claims of the Indenture Trustee and ACBA thereto. Under the Stipulation, ACBA acknowledged that, at a minimum, all Operating Leases payments, including but not limited to the funds in the Escrow Account, constitute the Indenture Trustee's cash collateral. The Stipulation also provides for certain adequate protection payments to the Indenture Trustee equal to the amount of the Operating Lease Payments and provided for the Indenture Trustee to pay a portion of each monthly Operating Leases payment to ACBA for court approved budgeted operating expenses of ACBA and court approved fees and expenses of court appointed professionals of ACBA, as well as the payment of the Indenture Trustee's fees and expenses (including but not limited to the fees and expenses of its counsel and agents).

Administrative Office Building/People Mover Motion

         By verified application (the "AOB Motion") dated March 9, 2000, the Debtors filed a motion joined by Greate Bay Hotel and Casino, Inc. ("GBHC"), seeking authorization to sell the Administrative Office Building. GBHC is the owner of the real and personal property which constitutes the Sands Hotel & Casino (the "Sands") and is itself subject to a bankruptcy case in the Bankruptcy Court. The Indenture Trustee opposed the AOB Motion. By order dated April 3, 2000, the Bankruptcy Court approved the AOB Motion over the Indenture Trustee's objection. No appeal was taken.

         The AOB Motion also involved the assumption by both GBHC and CPPI of a certain Brighton Park Improvements Agreement (the "Improvements Agreement") the subject matter of which involves the so-called "People Mover". The People Mover, completed in 1988, is a 560 foot long one-way elevated walkway system connecting the Atlantic City Boardwalk to the Sands and the Claridge Casinos. Under the Improvements Agreement, CPPI paid rent to GBHC of $600,000 per year (i.e., $50,000 per month) in addition to funding half of the People Mover's operating costs. In order to construct the People Mover, CPPI, GBHC and the City of Atlantic City also entered into the Brighton Park Development Agreement (together with the Improvement Agreement, the Brighton Park Agreements") which obligated GBHC and CPPI to renovate Brighton Park, Atlantic City and maintain certain improvements thereto.

         Pursuant to the AOB Motion, and as approved by the Bankruptcy Court, ACBA sold the Administrative Office Building to GBHC for a purchase price of $3,500,000 (the "Purchase Price"), payable $1,500,000 at closing with the balance payable in equal $50,000 monthly payments over forty months. ACBA assigned its rights to the Purchase Price to CPPI. In connection therewith, both CPPI and GBHC assumed the Brighton Park Agreements pursuant to Section 365 of the Bankruptcy Code, as modified to provide for, among other things, a rent abatement of the $50,000 per month otherwise payable by CPPI under the Improvements Agreement. The abatement runs for the first 40 months after the closing and is designed to, in effect, offset GBHC's obligation to pay $50,000 per month for the balance of the Purchase Price (i.e., the $50,000 per month deferred purchase price payable by GBHC to CPPI over the next forty (40) months will be set off against CPPI's obligation to pay rent equal to $50,000 per month to GBHC under the Improvement Agreement over the same next forty (40) months). Following the fortieth month, CPPI's rent requirement will be reduced to $20,000 per month.

         As part of the AOB Motion Order, the Bankruptcy Court directed that the $1,500,000 cash portion of the purchase price be held by Summitt Bank, N.A., as escrow agent for the Indenture Trustee in an interest bearing escrow account (the "AOB Escrow Account") pending further order of the Court. If the Plan is confirmed, these monies will be released to the Reorganized Claridge Debtors subject to the Indenture Trustee's lien for payment of its fees and expenses.

Bar Dates and Notice Thereof

         The Bankruptcy Court, pursuant to Bankruptcy Rule 3003(c)(3), fixed February 28, 2000 as the final date to file proofs of claim or interest in the Claridge Debtors' Chapter 11 cases (the "Bar Date").

         The holder of any Claim that is not scheduled by the Claridge Debtors or is scheduled as disputed, contingent or unliquidated and who has failed or fails to file a proof of claim or interest on or before the Bar Date or any other bar date fixed by order of the Bankruptcy Court, as applicable, will be forever barred, estopped and enjoined from (a) asserting any and all Claims that such holder possesses against the Claridge Debtors and (b) voting upon, or receiving distributions under, the Plan.

                     DESCRIPTION OF CHAPTER 11 CASE OF ACBA

Chapter 11 Filings

         On October 5, 1999, ACBA filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code.

         As of the date of this Disclosure Statement, ACBA has operated and intends to continue to operate as debtor in possession with the protection of the Bankruptcy Court. The Bankruptcy Court has certain supervisory powers over ACBA's operations during the Chapter 11 case. ACBA is authorized to operate in the ordinary course of business; any transactions that are out of the ordinary course of business require the Bankruptcy Court's approval.

         One immediate effect of the commencement of the Chapter 11 case is the imposition of the automatic stay under Bankruptcy Code which, with limited exceptions, enjoins the commencement or continuation of all collection efforts by creditors, enforcement of liens against ACBA and litigation against ACBA. This injunction remains in effect unless modified or lifted by order of the Bankruptcy Court.

First Day Orders

         Following the filing of ACBA's petition on October 5, 1999, ACBA sought various relief from the Bankruptcy Court with respect to the continued operation of its business, including the payment of its post-petition expenses, certain pre-petition claims and use of cash collateral. The First Mortgage Note Indenture Trustee objected to the relief sought by ACBA. The bankruptcy court, by an Interim Order Authorizing Use of Cash Collateral entered November 9, 1999 (the "ACBA Cash Collateral Order"), authorized ACBA to pay certain pre-petition expenses with funds received from CPPI pursuant to the bankruptcy court's Third Interim Order authorizing Use of Cash Collateral entered in CPPI's bankruptcy case on or about October 5, 1999. The ACBA Cash Collateral Order further authorized ACBA to use cash collateral received from CPPI for payment of its general and administrative post-petition expenses for the months of October, November and December 1999 in accordance with a budget approved by the bankruptcy court. The ACBA Cash Collateral Order provided the First Mortgage
Note Indenture Trustee with various rights and remedies as adequate protection of its interests in connection with ACBA's use of its cash collateral.

         ACBA subsequently agreed to consent to the entry of the Stipulation which was entered by the Bankruptcy Court on December 21, 1999, that provides for the payment of ACBA's court approved operating expense budget and settles certain controversies with the First Mortgage Note Indenture Trustee regarding cash collateral and the validity, extent and priority of certain liens on ACBA's assets asserted by the First Mortgage Note Indenture Trustee and acknowledges the Indenture Trustee's rights in $329,000 of cash transferred to the Indenture Trustee prior to the ACBA Filing Date, in addition to one-half the funds in the Escrow and ongoing Operating Leases payments. Any balance of these funds held by the Indenture Trustee may be applied only to pay the fees and expenses of its counsel and agents and may not be distributed to the Noteholders or the Debtors except by court order or pursuant to a plan of reorganization. The Indenture Trustee has asserted that these funds are property of the Indenture Trustee for the benefit of itself and the holders of the First Mortgage Notes and to the extent not used should be paid to the holders of the First Mortgage Notes along with the funds remaining in the Escrow Account. ACBA maintains that the Operating Lease payments are property of ACBA and intends under the Plan to have these funds transferred to Reorganized CPPI as if they were assets of ACBA. As set forth above, the Trustee maintains that such transfer would violate the Subordination Agreement and the Bankruptcy Code. The Indenture Trustee further maintains that, at a minimum, these funds and the funds in the Escrow Account constitute its cash collateral and must be included in calculating the value of the Indenture Trustee's secured claim.

Bar Dates and Notice Thereof

         The Bar Date in ACBA's Chapter 11 case is February 28, 2000. The holder of any Claim that is not scheduled by ACBA or is scheduled as disputed, contingent or unliquidated and who has failed or fails to file a proof of claim or interest on or before the Bar Date or any other bar date fixed by order of the Bankruptcy Court, as applicable, will be forever barred, estopped and enjoined from (a) asserting any and all Claims that such holder possesses against ACBA and (b) voting upon, or receiving distributions under, the Plan.

                               SUMMARY OF THE PLAN

         THE FOLLOWING IS A SUMMARY OF CERTAIN SIGNIFICANT PROVISIONS OF THE PLAN. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION SET FORTH IN THE PLAN WHICH IS ATTACHED TO THIS DISCLOSURE STATEMENT AS APPENDIX A. TO THE EXTENT THAT THE TERMS OF THIS DISCLOSURE STATEMENT VARY FROM THE TERMS OF THE PLAN, THE TERMS OF THE PLAN SHALL BE CONTROLLING.

         The Debtors believe that under the Plan, holders of Claims entitled to accept or otherwise reject the Plan will obtain a recovery with a value that is in excess of what otherwise would be recovered by such holders if the assets of the Debtors were liquidated under Chapter 7. See "Acceptance And Confirmation Of The Plan -- Best Interests Test."

General

         Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under Chapter 11, a debtor is authorized to reorganize its business for the benefit of itself and its creditors and stockholders. Upon the filing of a petition for relief under Chapter 11, Section 362 of the Bankruptcy Code generally provides for an automatic stay of all attempts to collect claims or enforce liens that arose prior to the commencement of the debtor's case under Chapter 11 or that otherwise interfere with the debtors' property or business.

         Formulation of a plan of reorganization is the principal objective of a Chapter 11 reorganization case. In general, a Chapter 11 plan of reorganization
(i) divides claims and equity interests into separate classes, (ii) specifies the property or distributions that each class is to receive under the plan and
(iii) contains other provisions necessary to the reorganization of the debtor. Chapter 11 does not require each holder of a claim or interest to vote in favor of the plan of reorganization in order for the bankruptcy court to confirm the plan. However, a plan or reorganization must be accepted by the holders of at least one impaired class of claims without considering the votes of Insiders (as defined in Section 101(31) of the Bankruptcy Code). Generally, a claim or interest that will not be repaid in full, or as to which legal, equitable or contractual rights are altered, is impaired. A holder of an impaired claim or interest that will receive a distribution under a plan of reorganization is entitled to vote to accept or reject the plan.

         Distributions to be made under the Plan will be made on the Effective Date or as soon thereafter as is practicable, or at such other time or times specified in the Plan.

Voting on the Plan

         Holders of Claims Entitled to Vote

         As more fully described below, the Plan designates thirteen separate classes of Claims and Interests. See "Summary Of The Plan -- Classification and Treatment of Claims and Interests Under the Plan." Only classes that are impaired under the Plan, but that are not deemed to have rejected the Plan as a matter of law, are entitled to vote to accept or reject the Plan. Generally, a class of claims or interests is considered to be unimpaired under a plan of reorganization if the plan or reorganization does not alter the legal, equitable and contractual rights of the holders of such claims or interests. Under the Bankruptcy Code, holders of claims in an unimpaired class are conclusively presumed to have accepted a plan and are not entitled to vote to accept or reject a plan.

         The Claims in classes 3, 4, 5, 7 and 8 are impaired under the Plan, are receiving distributions under the Plan and, therefore, the holders of Allowed Claims in these classes are entitled to vote to accept or reject the Plan. The Claridge Debtors, as holders of Claims in class 8, support the Plan and vote to accept the Plan. The Indenture Trustee disputes that the Claims in Class 8 are properly classified or that the Debtors can vote such claims.

         The Claims in class 9, 10 and 11 and the Interests in class 13 are impaired, do not receive or retain any property under the Plan and are deemed to reject the Plan. Holders of these Claims and Interests will not be solicited for votes.

         The Claims in class 1, 2 and 6 and the Interests in class 12 are not impaired under the Plan and are conclusively deemed to accept the Plan. Holders of these Claims and Interests will not be solicited for votes.

         Vote Required for Class Acceptance

         The Bankruptcy Court will determine whether sufficient acceptances have been received to confirm the Plan. Classes 3, 4, 5, 7 and 8 will be deemed to accept the Plan if the holders of Claims in these classes casting votes accepting the Plan hold at least two-thirds in dollar amount and more than one-half in number of the Claims of the holders in these classes who cast votes with respect to the Plan. Because classes 9, 10 and 11 will not receive any distribution under the Plan and thus will be conclusively presumed to have rejected the Plan as a matter of law, the Debtors must request that the Bankruptcy Court confirm the Plan pursuant to Section 1129(b) of the Bankruptcy Code.

         In order for the Plan to be confirmed, among other requirements, at least one class of impaired Claims as to each Debtor determined without including any acceptances of the Plan by any Insider, must have accepted the Plan. If at least one of the classes of Claims as to each Debtor does not vote to accept the Plan, the Debtors will request the Bankruptcy Court to confirm the Plan under Section 1129(b) of the Bankruptcy Code.

         The Plan does not contemplate the substantive consolidation of the three Debtors' estates. For the Plan to be confirmed as to Debtors the Debtors must show at the confirmation hearing that the requirements of the Bankruptcy Code, most notably Section 1129 of the Bankruptcy Code, have been satisfied for each Debtor. Among other things, Class of claims and Interest asserted against each Debtor must either vote to accept the Plan or, absent that, the Debtors must be able to show that as to the particular Debtor that the cram-down requirements contained in Section 1129(b) of the Bankruptcy Code have been satisfied.

Waiver of Section 1111(b) Election by Icahn Interests

         Under the Bankruptcy Code, holders of secured claims may under certain circumstances make an election under Section 1111(b) of the Bankruptcy Code to have such claims treated as secured claims only. If an election is made, the First Mortgage Noteholders would give up their unsecured deficiency claim and would be entitled to receive new notes from each of the Corporation, CPPI and ACBA in a principal amount equal to their allowed claims for principal and interest against each such Debtor. Such new notes must have deferred cash payments having a net present value equal to the allowed amount of their secured claim, i.e. the value of the collateral pledged be each such Debtor to the Indenture Trustee. In the case of ACBA, the value would be the value of all the assets of ACBA, including the Hotel Assets and any other property of ACBA in which the Indenture Trustee has a lien or security interest for the benefit of the First Mortgage Noteholders. In the case of CPPI, the value would be the value of the assets of CPPI including the Self Parking Garage, gaming equipment, inventory, accounts receivable, trademarks and all assets other than such cash, if any, which the Court determines does not secure the Claims of the holders of the First Mortgage Notes against CPPI. According to the Debtors, there was as of March 31, 2000 approximately $16.9 million of cash held by the CPPI, divided almost equally between "cage cash" and cash in bank accounts. The Indenture Trustee maintains that in addition to CPPI's real and other personal property, at a minimum, the claims of the Trustee and the holders of the First Mortgage Notes are secured by $2.4 million of cash held in an account at First Union Bank on the Filing Date plus all accrued interest earned thereon since the Filing Date. (Summitt Bank, N.A. is also holding for the benefit of the Indenture Trustee an additional $1.5 million in cash, plus accrued interest thereon, in the AOB Escrow Account, which represents the initial cash component of the purchase price paid by GBHC for the Administrative Office Building). It is unclear what value would be placed on any note to be issued from the Reorganized Corporation because under the Debtors' valuation of CPPI, the stock of CPPI would be worthless. In each case the New Notes would be secured by a lien on all of the Collateral which currently secures the First Mortgage Notes.

         The foregoing is included as explanation only, because under Section 1111(b) the election must be made by holders of First Mortgage Notes representing 66 2/3% in dollar amount of First Mortgage Note Claims and more than one-half in number of such Claims. The Indenture Trustee has been advised by counsel to High River Limited Partnership and American Real Estate Partners (the "Icahn Entities"), two entities owned or controlled by Carl Icahn, that his clients hold 37% in principal amount of the First Mortgage Claims and will not make any election under Section 1111(b) of the Bankruptcy Code. Accordingly, the right of all other holders to make such election in connection with the Plan has been rendered moot.

         In the case of the Corporation, one of Classes 3 and 4 must accept the Plan. In the case of CPPI, one of Classes 3 and 5 must accept the Plan. In the case of ACBA, one of Classes 3 and 7 must accept the Plan. Class 3 shall be deemed to have voted in each of the Debtors' cases.

         The Indenture Trustee maintains that the Claims in Class 8 are improperly classified since they constitute unsecured claims in Classes 4, 5, and 7 respectively and because these claims are either owned by the Indenture Trustee (e.g., in the case of claims relating to the Operating leases) or are claims pledged to the Trustee as its collateral. The Indenture Trustee further maintains that if any or all such claims are treated as owned by the Debtors, the vote of Class 8 may not provide the one impaired accepting class under
Section 1129(a)(10) for any of the Debtors because the Debtors are Insiders. In the case of the claims of CPPI and the Corporation, CPPI is a wholly-owned subsidiary of the Corporation and therefore each is an affiliate of the other, and in the case of CPPI and ACBA, they are affiliates, since ACBA's business or substantially all of its property is operated under the Operating Leases by CPPI.

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Classification and Treatment of Claims and Interests Under The Plan

         General

         The Bankruptcy Code requires that a plan of reorganization classify the claims of a debtor's creditors and the interests of its equity holders. The Bankruptcy Code also provides that, except for certain claims classified for administrative convenience, a plan of reorganization may place a claim or interest of a creditor or equity holder in a particular class only if such claim or interest is substantially similar to the other claims or interests of such class.

         Except to the extent that modification of classification in the Plan adversely affects the treatment of a holder of a Claim and requires resolicitation, acceptance of the Plan by any holder of a Claim pursuant to this solicitation will be deemed to be a consent to the Plan's treatment of such holder regardless of the class as to which such holder is ultimately deemed to be a member.

         The Bankruptcy Code also requires that a plan of reorganization provide the same treatment for each claim or interest of a particular class unless the holder of a particular claim or interest agrees to a less favorable treatment of its claim or interest. The Debtors believe that they have complied with the standard of 1122, equal treatment. The Indenture Trustee maintains that the failure to provide the First Mortgage Noteholders with the same right to receive cash for their undersecured claims and the failure to pay anything in respect of the Noteholders' claims for accrued and/or unpaid interest on the First Mortgage Notes unfairly discriminates against the deficiency claims of the First Mortgage Noteholders. The Indenture Trustee alleges that the Plan cannot be confirmed since the Plan violates Sections 1122, 1123(a)(4) and 510(a) of the Bankruptcy Code, and does not meet the cramdown requirements of Section 1129(b). The Debtors dispute this conclusion. To the extent that the Bankruptcy Court finds that the Plan does not satisfy such standard, the Bankruptcy Court could deny confirmation of the Plan if the creditors affected do not consent to the treatment afforded them under the Plan.

         Indenture Fees and Expense

         The Indenture Trustee's fees and expenses to the extent they have not been paid from adequate protection payments received by the Indenture Trustee will be paid in full on the Effective Date to the extent such fees and expenses have been approved by the Bankruptcy Court, to the extent such approval is required. The Indenture Trustee has through March 7, 2000 paid fees and expenses that were incurred through earlier dates of approximately $550,000 in these chapter 11 cases and has incurred additional amounts which have not been billed to date and expects to incur additional fees and expenses in the future. The Indenture Trustee's claims for fees and expenses are secured by virtually all of the assets of the Debtors. According to the Indenture Trustee, pursuant to the First Mortgage Note Indenture and the Collateral Trust Agreement, the Indenture Trustee is entitled to be paid its fees and expenses prior to any distribution to the holders of the First Mortgage Notes and the First Mortgage Noteholders agreed that the Indenture Trustee shall have a prior lien on the Collateral for payment of its fees and expenses. Accordingly, the payments to the Indenture Trustee of its fees and expenses pursuant to the cash collateral orders and Stipulation from the adequate protection payments gives effect to such rights to priority of payment and lien. In the event that the claims of the Indenture Trustee for its fees and expenses are not paid in full it will assert its lien rights against the distributions to be made to Noteholders in respect of the Noteholder Claims pursuant to the Plan.

         Administrative Expense Claims

         Administrative Expense Claims consist of the actual and necessary expenses incurred during the Chapter 11 cases. Such expenses include costs incurred in the operation of the Debtors' business after the commencement of Chapter 11 cases, the actual, reasonable fees and expenses of professionals retained by the Debtors and any committee appointed in the Chapter 11 cases, postpetition taxes, if any, and certain other obligations arising after the commencement of the Chapter 11 cases, including, with respect to ACBA, fees and expenses to be incurred by it and its general partners in connection with the dissolution or winding-up of ACBA's affairs following the Effective Date. Assuming that neither significant litigation nor objections are filed with respect to the Plan and assuming the Plan is confirmed on or around June 1, 2000, the Debtors estimate that the unpaid Administrative Expense Claims on the Effective Date of professionals for the Debtors and any committee appointed pursuant to Section 1102 of the Bankruptcy Code, will not exceed approximately $2.5 million. Such amount also includes the statutory fees payable to the United States Trustee, which the Debtors estimate should not exceed $50,000. The amount of fees paid on the Effective Date will be reduced by any payments previously made from retainers held by such professionals or court approved budgets in accordance with court orders in the Debtors' cases.

         Allowed Administrative Expense Claims (other than Claims for compensation and reimbursement of expenses of professionals) will be paid in full, in cash, on the Effective Date, or, if such Claim becomes Allowed after the Effective Date, within five (5) days after such Claim becomes Allowed. Any fees due and owing to the United States Trustee shall be paid in full on the Effective Date, or as soon thereafter as practicable. All requests by professionals for final allowance of compensation and reimbursement of expenses accrued as of the Confirmation Date must be filed with the Bankruptcy Court within sixty (60) days of the Confirmation Date and will be paid within five (5) days after such Claims become Allowed. The estimated amount of unpaid fees and expenses of professionals as of the Effective Date will be deposited by the Debtors in one or more segregated accounts on the Confirmation Date. Such escrowed funds shall be used to pay Allowed Administrative Expense Claims of professionals and any funds remaining after making all such payments shall revest in the Reorganized CPPI. The source of funding to satisfy Administrative Expense Claims asserted against the Debtors' Estates shall be from cash on hand as of the Effective Date.

         Administrative Expense Claims of the Debtors arising in the ordinary course of the operation of the Debtors' business, to the extent not due and payable upon the Effective Date, shall be assumed by the Reorganized Claridge Debtors to the same extent as the Debtors may have been liable or responsible for such obligations prior to the Effective Date and shall be satisfied by the Reorganized Claridge Debtors as and when such Claims become due and payable in accordance with their terms.

         The Indenture Trustee asserts that payments under the Operating Leases are administrative claims and that accordingly all funds held in the Escrow Account are entitled to be distributed to the Noteholders in respect of their claims, in addition to $1.5 million being held by the Summitt Bank, N.A., for the benefit of Indenture Trustee which represents the initial cash purchase price paid by GBHC for the Administrative Office Building. The Indenture Trustee is also holding funds pursuant to the Stipulation which includes payments under the Operating Leases that after payment of all amounts required under the Stipulation are entitled to be distributed to the Noteholders unless the holders of First Mortgage Notes as a Class vote to accept the Plan, since the Plan provides for a different treatment. In addition, certain other monies owed by CPPI to ACBA and pledged to the Trustee may be entitled to administrative expense treatment. The Indenture Trustee maintains that it may have additional Administrative Expense Claims against the Debtors to the extent that it was not adequately protected under any of the Cash Collateral Orders in any of the cases.

         Priority Tax Claims

         A Priority Tax Claim is any Claim against the Debtors of the type specified in Section 507(a)(8) of the Bankruptcy Code. These Claims consist of certain unsecured Claims of governmental units for taxes. The Claridge Debtors estimate that Allowed Priority Tax Claims were $80,000, in the aggregate, as of the Filing Date.

         At the option of the Claridge Debtors, each holder of an Allowed Priority Tax Claim asserted against the Claridge Debtors arising in the ordinary course of the Claridge Debtors' Chapter 11 Cases shall be paid the full amount of such Allowed Priority Tax Claim, (a) in cash, on the later of (i) the Effective Date (or as soon thereafter as is practicable) or (ii) the first Business Day after such Claim becomes an Allowed Claim (or as soon thereafter as is practicable); or (b) in equal quarterly installments of principal and interest at the applicable legal rate over a period not to exceed six (6) years from the date of assessment of such Priority Tax Claim. The Debtors estimate that Priority Tax Claims were approximately $80,000, in the aggregate, as of the Filing Date.

         Class 1 -- Priority Claims

         Class 1 consists of all Claims arising on or prior to the Filing Date which are entitled to priority status in accordance with Section 507(a) of the Bankruptcy Code, other than Administrative Expense Claims and Priority Tax Claims.

         Each holder of an Allowed Priority Claim shall be paid the Allowed amount of such Claim, including all applicable interest and other charges to which the Holder of such Allowed Priority Claim may be entitled under applicable law or contract, to the extent permitted under the applicable provision of section 507(a), in cash, on the later of: (a) the Effective Date (or as soon thereafter as is practicable) and (b) the first Business Day after such Claim becomes an Allowed Claim (or as soon thereafter as is practicable). Based upon current information, the Debtors do not believe that there are any holders of Allowed Priority Claims in Class 1.

         Class 2 -- Miscellaneous Secured Claims

         Class 2 consists of all Miscellaneous Secured Claims under Section 506(a) of the Bankruptcy Code. Miscellaneous Secured Claims include, but are not limited to, properly perfected slot machine, automobile and other equipment capital leases and other claims secured by purchase money security interests. The Debtors estimate that Miscellaneous Secured Claims were approximately $400,000, in the aggregate, as of the Filing Date.

         Each of an Allowed Miscellaneous Secured Claim shall receive, at the sole option of the Reorganized CPPI, (a) the unaltered legal, equitable and contractual rights to which the Miscellaneous Secured Claim entitles the holder of such Claim, (b) such other treatment that will render such Miscellaneous Secured Claim unimpaired under section 1124 of the Bankruptcy Code, (c) the transfer and surrender of all collateral securing such Claim to such holder, without representation or warranty by or recourse against any Debtor, or (d) will be treated in accordance with an agreement between the Debtors and the Holder of such Claim. In the event that the treatment provided in subparagraphs
(a), (b) or (c) above results in payment to such holder of less than the Allowed amount of its Claim, it shall be entitled to assert a General Unsecured Claim against the Debtors that it remains liable thereon for any deficiency. Class 2 is not impaired.

         Class 3 -- First Mortgage Note Claims

         Class 3 consists of all Claims against the Debtors under the CPPI Guaranty, the First Mortgage, the First Mortgage Notes Indenture, the First Mortgage Notes or the Security Document. The First Mortgage Note Claims are secured to the extent of the value of the collateral securing the First Mortgage Notes. The Claridge Debtors estimate that the principal amount of the First Mortgage Note Claims was approximately $90,500,000 (including accrued interest of $5,500,000), in the aggregate, as of the Filing Date. No payment will be made to any Noteholders in respect of any accrued and/or unpaid interest on the First Mortgage Note Claims. Class 3 is impaired.

         On the Effective Date, the First Mortgage Notes Indenture and related security documents will be terminated, the First Mortgage Notes will be cancelled, and holders of First Mortgage Notes will be entitled to receive a pro rata amount of 100% of the common stock of the Reorganized Corporation (the "New Common Stock"). In addition, in the event holders of Allowed Class 3 Claims, as a class, vote to accept the Plan, each holder of First Mortgage Notes shall receive a pro rata and pari passu distribution of the New Notes. "New Notes" means the Reorganized Corporation's 8% Secured Notes due 2010, in the principal amount of $15,000,000 which are to be guaranteed by the Reorganized CPPI and will be secured by a first lien and security interest in the New Notes Collateral pursuant to new security documents. Significantly, you should be aware that the New Notes Collateral, as defined in the Plan, does not include the Administrative Office Building which was previously sold by ACBA to GBHC pursuant to an order approved by the Bankruptcy Court. However, the Debtors believe that the value of the New Notes Collateral substantially exceeds the aggregate face amount of the New Notes to be issued under the Plan. See " -- Description of New Notes." Issuance of the New Common Stock and New Notes is subject to certain regulatory approvals. See "-- Regulatory Condition."

         Holders of First Mortgage Notes should also be aware that, upon the Effective Date, the Reorganized Corporation shall issue warrants to Reorganized CPPI's officers, to whom and in such amount as the Corporation on or prior to the Effective Date shall determine is appropriate, all without any further order from the Bankruptcy Court. The warrants shall have an exercise price to be determined prior to the Effective Date equal to a proportionate share of the enterprise value of the Reorganized Corporation on the Confirmation Date, which calculation will take into account, among other things, whether the New Notes will be issued under the Plan. The Warrants cannot be exercised until one (1) year from the Effective Date but must be exercised within five (5) years from the Effective Date. If exercised, the holders of the warrants shall own 5% of the New Common Stock, on a fully diluted basis.

         You should be aware that in the event the Plan is not accepted by holders of Allowed Class 3 Claims, as a class, holders of Allowed Class 3 Claims will not receive the New Notes but only the New Common Stock. In addition, the Debtors will seek to confirm the Plan pursuant to Section 1129(b) of the Bankruptcy Code. You should also be aware that the Plan provides that all of the ownership interests in the Reorganized Corporation will be transferred to the holders of the First Mortgage Notes in full satisfaction thereof. Because of this treatment, the Debtors assert that the holders of the First Mortgage Notes will not have any deficiency claim against the Debtors to the extent the value of the Reorganized Corporation is less than the amount of indebtedness owed by the Debtors to the holders of the First Mortgage Notes. The Indenture Trustee disputes the Debtors' position and maintains that if the Noteholders vote as a class to reject the Plan, the Noteholders will be entitled to receive in respect of their secured claims new notes, secured by the same liens as the First Mortgage Notes (other than the Administrative Office Building which has been sold by ACBA pursuant to an order approved in these chapter 11 cases by the Bankruptcy Court) having a principal amount equal to the value of their secured claims. While the Debtors claims that the liquidation value of the Debtors' assets (other than cash) taken as a whole is at least $27 million, the Indenture Trustee maintains the amount of its secured claims would be at least the Debtors' enterprise value of between $52 and $60 million less the amount of unencumbered cash. Based on the advice of its financial advisor the Indenture Trustee believes it will be able to prove that the Debtor's enterprise value exceeds $52-60 million. Accordingly, assuming arguendo that the Trustee did not have a lien on the Debtor's cash, the Trustee's secured claim, even based on the Debtor's enterprise value, would be between $36 million to $44 million. In addition, in the Indenture Trustee's opinion the Noteholders' unsecured deficiency claims would be entitled to share ratably in the $5.5 million in cash available to pay unsecured creditors of the Debtors and to receive their ratable share of 100% of the common stock of the Reorganized Debtors.

         For illustration purposes only, if the value of the Indenture Trustee's secured claim against CPPI alone were $45 million then it would be entitled to a deficiency claim of over $45 million against CPPI or approximately 90% of such unsecured claims. If the value of the collateral that secures the Noteholders' claims against each Debtor were less, the recovery to the Noteholders on their unsecured deficiency claims as a percentage of all unsecured claims against such Debtor would be greater. If the value of the collateral that secures the Noteholders' claims were greater, the Noteholders would receive a greater principal amount of New Notes and a smaller percentage of New Common Stock, if all unsecured credits shared in such New Common stock ratably.

         The Indenture Trustee further maintains that it is entitled to a separate deficiency claim against each Debtor since none of the cases has been substantively consolidated. The Debtors dispute this assertion.

         In the alternative, the Debtors believe that even if the holders of the First Mortgage Notes, because of 11 U.S.C. ss. 1111, were to have a deficiency claim, legitimate and valid legal and factual bases exist to separately classify any such deficiency claim, to the extent holders of such claim would have recourse against the Debtors' unencumbered assets, separate and apart from claims classified in Classes 4, 5, 6 and 7 of the Plan. By voting to accept the Plan, holders of Class 3 Claims, as a class, will be deemed to waive any right to assert that they have a deficiency claim which should share in distributions pro rata and pari passu with the Debtors' other unsecured creditors. The Indenture Trustee disputes that the deficiency claims of the First Mortgage Noteholders can be separately classified from other unsecured claims. The Indenture Trustee has further asserted claims on behalf of the Noteholders in respect of the Operating Leases, the Wraparound Note and FF&E Notes and certain accounts receivable owing by CPPI to ACBA and ACBA to CPPI that are pledged to the Indenture Trustee by ACBA and CPPI under the Partnership Security Agreement and CPPI Security Agreement respectively. If holders of Class 3 Claims, as a class, vote to reject the Plan, the Debtors believe that the treatment afforded holders of Allowed Class 3 Claims satisfies the cram-down requirements under 11 U.S.C. ss. 1129(b) and that holders of Allowed Class 3 Claim will not be entitled to any distribution other than a pro rata and pari passu distribution of the New Common Stock outstanding on the Effective Date. The Indenture Trustee maintains that in a "cramdown" of the Noteholders' claims the Noteholders will be entitled to new notes that far exceed the $15 million in principal amount of New Notes proposed by the Debtors. Moreover, the Indenture Trustee also maintains that the New Notes must be secured by all the collateral that currently secures the First Mortgage Notes, with the balance of their unsecured deficiency claims payable in cash and common stock of the Reorganized Debtors. The Debtors dispute this position.

         Noteholders should also be aware that the Indenture Trustee has been advised by counsel to High River Limited Partnership and American Real Estate Partners two entities owned or controlled by Carl C. Icahn that his clients together hold approximately 37%, in aggregate principal amount of the First Mortgage Notes outstanding and that such holders will not make an election under
Section 1111(b) of the Bankruptcy Code to have the outstanding balance owed by each of the Debtors under the First Mortgage Notes be treated as if it were fully secured. Because these two (2) entities control over 1/3 of the outstanding amount of the First Mortgage Notes, no Section 1111(b) of the Bankruptcy Code can be made with respect to the First Mortgage Notes.

         You should also be aware that it is the Debtors' position that, because the Debtors' Assets upon which the holders of the First Mortgage Notes asserted a lien will be transferred to the holders of the First Mortgage Notes under the Plan through the vesting of 100% of the ownership interests in the Reorganized Corporation in such holders, holders of the First Mortgage Notes will not be able to assert any deficiency claim against the Debtors or their unencumbered Assets. In particular, Section 1111(b)(1)(A) of the Bankruptcy Code provides that a claim which is otherwise non- recourse against a debtor is treated as having recourse against a debtor's unencumbered assets unless, among other things, the property securing such creditors' claim is sold under the Plan. The Debtors assert that the transfer of New Common Stock to the holders of the First Mortgage Notes constitutes a "sale under the Plan" as that provision has been interpreted by other bankruptcy courts. The Indenture Trustee disputes this position. If Class 3, as a class, votes to accept the Plan, you should be aware that holders of Class 3 Claims will be deemed to have waived any deficiency claim. Whether the Debtors' interpretation of the phrase "sale under the Plan" is correct will become germane, in the Debtors' view, if the holders of Allowed Class 3 Claims, as a class, vote to reject the Plan. In that event, the Bankruptcy Court will be asked to decide that issue. The Debtors believe that other legal and factual bases exist to separately classify any deficiency claim should one exist, asserted by the holders of the First Mortgage Notes from the claims of other unsecured creditors. The Indenture Trustee disputes that position. You should consult your legal advisor or the Indenture Trustee directly if you are unsure of your legal rights, including how your recovery could be impacted if, as a holder of a First Mortgage Note, you were entitled to assert a deficiency claim against the Debtors.

         Class 4 -- General Corporation Claims

         Class 4 consists of all unsecured Claims against the Corporation arising on or prior to the Filing Date other than Administrative Expense Claims, Priority Tax Claims, Priority Claims, First Mortgage Note Claims, and Intercompany Claims. General Corporation Claims consist of trade obligations and miscellaneous unsecured Claims against the Corporation other than Claims that holders of General Corporation Claims elect to treat as a Class 6 Convenience Claim. The Debtors estimate that General Corporation Claims were approximately $1,000, in the aggregate, as of the Filing Date.

         Each Holder of an Allowed General Corporation Claim shall receive one hundred percent (100%) of such holder's Claim, without interest, payable in six
(6) equal, annual installments over five (5) years commencing upon the Effective Date. The balance of any amount owed to the holders of Allowed General Corporation Claims can be paid in full at any time by the Reorganized Corporation without penalty. The General Corporation Claims will continue to be unsecured. Class 4 is impaired. The Indenture Trustee maintains that to the extent that the definition of General Corporation Claims fails to include the unsecured deficiency claim of the holders of the First Mortgage Notes, the Plan unfairly discriminates against the holders of the First Mortgage Notes since other creditors of the Corporation will receive up to 100% of their unsecured claims in cash while the Noteholders will receive nothing for their unsecured deficiency claims and improperly classifies the unsecured deficiency claims of the holders of the First Mortgage Notes against the Corporation.

         The Plan caps the maximum amount of the unsecured claims classified by the Debtors under the Plan in Classes 4, 5 and 7 which the Reorganized Claridge Debtors will be assuming at the Maximum Unsecured Claim Limit. The Debtors project that the aggregate amount of Allowed Claims in Classes 4, 5 and 7 will be less than the Maximum Unsecured Claim Limit. However, the claims resolution process has not yet concluded and it is possible that the aggregate amount of such claims may exceed the Maximum Unsecured Claim Limit. You should be aware that if the aggregate amount of Allowed Claims in Classes 4, 5 and 7 exceed the Maximum Unsecured Claim Limit holders of such claims may receive less than 100% upon their Allowed Claims. The Reorganized Claridge Debtors shall covenant and agree that the balance of any amount then outstanding and owed to holders of Class 4, 5 and 7 Allowed Claims shall be satisfied in full upon a sale of substantially all of the New Notes Collateral or, to the extent issued under the Plan, a refinance and payment in full of the New Notes.

         Class 5 -- General CPPI Claims

         Class 5 consists of all General CPPI Claims. General CPPI Claims consist of trade obligations and miscellaneous unsecured Claims against CPPI and other Claims that holders thereof elect to treat as a class 6.

         In the aggregate, the Claridge Debtors estimate that General CPPI Claims, other than claims attached by certain personal injury and casualty claimants, equals less than $4.5 million as of the Filing Date. Of this amount, the IRS has asserted a Claim of approximately $533,000 relating to certain Claims arising under a settlement agreement entered into regarding payment of 1990 and 1991 taxes and the National Labor Relations Board has asserted a claim of $49,000. In addition, certain individuals as of the Filing Date have asserted Claims against CPPI relating to personal injuries and property casualty they allegedly may have sustained during visits to the Casino. Based upon a review of its books and records, the aggregate amount of such asserted Claims, not otherwise covered by applicable insurance, is approximately $1.1 million. Unless compromised and allowed by order of the Bankruptcy Court, all such Claims will be deemed disputed as of the Effective Date and shall receive distribution when and to the extent provided in the Plan.

         Each holder of an Allowed General CPPI Claim shall receive one hundred percent (100%) of such holder's claim, without interest, payable in six (6) equal, annual installments over five (5) years commencing upon the Effective Date. The balance of any amount owed to the holders of Allowed General CPPI Claims can be paid in full at any time by the Reorganized CPPI, without penalty. The Reorganized Claridge Debtors shall covenant and agree that the balance of any amount then outstanding and owed to holders of Class 4, 5 and 7 Allowed Claims shall be satisfied in full upon a sale of substantially all of the New Notes Collateral or, to the extent issued under the Plan, a refinance and payment in full of the New Notes. Class 5 is impaired.

         The Plan caps the maximum amount of the unsecured claims classified by the Debtors under the Plan in Classes 4, 5 and 7 which the Reorganized Claridge Debtors will be assuming at the Maximum Unsecured Claim Limit. The Debtors project that the aggregate amount of Allowed Claims in Classes 4, 5 and 7 will be less than the Maximum Unsecured Claim Limit. However, the claims resolution process has not yet concluded and it is possible that the aggregate amount of such claims may exceed the Maximum Unsecured Claim Limit. You should be aware that if the aggregate amount of Allowed Claims in Classes 4, 5 and 7 exceed the Maximum Unsecured Claim Limit holders of such claims may receive less than 100% upon their Allowed Claims.

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         The Indenture Trustee maintains that to the extent the General CPPI
Claims fail to include the unsecured deficiency claim of the holders of the First Mortgage Notes, the Plan unfairly discriminates against the holders of the First Mortgage Notes and improperly classifies the unsecured deficiency claims of the holders of the First Mortgage Notes against CPPI. The Debtors dispute this assertion.

         Class 6 -- Convenience Class Claims

         Class 6 consists of an allowed Class 4, 5 or 7 Claim (i) whose Allowed Claim is equal to $2,500 or less; or (ii) whose Claim exceeds $2,500 provided that such Holder elects upon the Ballot to be treated as such and meets certain eligibility requirements. Only those Class 4 Claims, Class 5 Claims or Class 7 Claims Creditors that meet the following eligibility requirement shall be permitted to be Class 6 Creditors: (i) those holders of Allowed Class 4 Claims, Class 5 Claims or Class 7 Claims whose claim is $2,500 or less; or (ii) those holders of Allowed Class 4 Claims, Class 5 Claims or Class 7 Claims that elect to reduce voluntarily the amount of such creditor's claim to $2,500 upon the holders' Ballot.

         As an alternative treatment to certain holders of Allowed Class 4 Claims, Class 5 Claims or Class 7 Claims that meet the eligibility requirement set forth herein, each holder of an Allowed Claim shall receive cash in an amount equal to 100% of such Allowed Claim on the later of the Effective Date and the date such Claim becomes an Allowed Claim, or as soon thereafter as is practicable.

         Due to the voluntary election to be treated as a Class 6 Creditor, holders of Allowed Class 6 Claims shall be unimpaired under the Plan. The holders of Allowed Claims in Class 6 are presumed to accept the Plan and are not entitled to vote to accept or reject the Plan. By checking the appropriate box on a timely cast Ballot, the holder of a Allowed Class 4 Claim, an Allowed Class 5 Claim or Class 7 Claim in an amount greater than $2,500 may elect to reduce the amount of such holder's Allowed Claim to $2,500 and to receive a distribution upon such Allowed Class 6 Claim shall thereby be deemed to waive and release Corporation or CPPI, as the case may be, and their Estates and their property from any and all liability for such excess amount. The holder of an Allowed Claim which timely elects to reduce the amount of its Allowed Claim shall be deemed to be the holder of an Allowed Class 6 Claim for classification, voting and all other purposes under the Plan. The total amount of claims in Class 4, 5 or 7 whose Allowed Claims are $2,500 or less is estimated to be $200,000 and comprise almost 75% of all holders of Allowed Class 4, 5 and 7 claims.

         Class 7 -- General ACBA Claims

         Class 7 consists of all General ACBA Claims. ACBA estimates that General ACBA Claims were $0 as of the Filing Date and that it was current with, and had satisfied in full, all Claims held by trade and other unsecured creditors.

         Each holder of an Allowed General ACBA Claim shall receive one hundred percent (100%) of such holder's claim, without interest, payable in six (6) equal, annual installments over five (5) years commencing upon the Effective Date. The balance of any amount owed to the holders of Allowed General ACBA Claims can be paid in full at any time by the Reorganized CPPI, without penalty. The Reorganized Claridge Debtors shall covenant and agree that the balance of any amount then outstanding and owed to holders of Class 4, 5 and 7 Allowed Claims shall be satisfied in full upon a sale of substantially all of the New Notes Collateral or, to the extent issued under the Plan, a refinance and payment in full of the New Notes. Class 7 is impaired.

         The Plan caps the maximum amount of the unsecured claims classified under the Plan in Classes 4, 5 and 7 which the Reorganized Claridge Debtors will be assuming at the Maximum Unsecured Claim Limit. The Debtors project that the aggregate amount of Allowed Claims in Classes 4, 5 and 7 will be less than the Maximum Unsecured Claim Limit. However, the claims resolution process has not yet concluded and it is possible that the aggregate amount of such claims may exceed the Maximum Unsecured Claim Limit. You should be aware that if the aggregate amount of Allowed Claims in Classes 4, 5 and 7 exceed the Maximum Unsecured Claim Limit holders of such claims may receive less than 100% upon their Allowed Claims.

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         The Indenture Trustee maintains that since ACBA has no assets that are unencumbered by the lien of the Indenture Trustee for the benefit of itself and the holders of the First Mortgage Notes (and therefore has no available assets to pay the claims of ACBA's unsecured creditors), no amount may be paid in respect of the General ACBA Claims. The Indenture Trustee maintains that the Plan unfairly discriminates against such claim of the holders of the First Mortgage Notes and improperly classifies the unsecured deficiency claims of the holders of the First Mortgage Notes. The Indenture Trustee further maintains that the Plan further unfairly discriminates by the assumption by CPPI of the indemnification claims of ACBA's general and limited partners.

         Class 8 -- Intercompany Claims

         Class 8 consists of all Intercompany Claims. Allowed Intercompany Claims shall be satisfied in full as follows: On the Effective Date, ACBA will sell, transfer, convey and assign, without recourse, all of its right, title and interest in and to its assets, including, without limitation, the Hotel Assets, to the Reorganized CPPI free and clear of any liens, claims, encumbrances or interests other than the lien asserted by holders of Allowed Class 2 Claims or on behalf of the holders of the First Mortgage Notes, in full, complete and final satisfaction of the Reorganized CPPI's Claims against ACBA, including those evidenced by the Wraparound Note, the Expansion Wraparound Note and the FF&E Notes and any other obligations of ACBA to CPPI, in proportion to the unpaid balances of such obligations. The Indenture Trustee maintains that, for the reasons stated above, the transfer of the Hotel Assets to CPPI violates the absolute priority rule; the terms of the Subordination Agreement and Section 510(a) of the Bankruptcy Code, and is without consideration. In the Indenture Trustee's opinion, the Hotel Assets must first be transferred to the Indenture Trustee in satisfaction of the First Mortgage. The Plan also provides that the Operating Lease and the Expansion Operating Lease shall terminate without liability. The Indenture Trustee maintains that the Operating Leases may not be terminated without its consent. All other Intercompany Claims between and among the Debtors shall be waived, released and extinguished. The Indenture Trustee maintains that no Intercompany Claims may be waived, released or extinguished without its consent because they are in almost all cases either the Indenture Trustee's property or its collateral. The Indenture Trustee further maintains that if the Debtors vote such claims, Class 8 may not be the only class that accepts the Plan, since under Section 1129(a)(10) at least one impaired class must accept the Plan without including any acceptance of the Plan by any Insider. Claims of CPPI against the Corporation shall be assumed by the Reorganized Corporation and shall not be affected, modified or altered by the Plan, except that such Claims shall be subordinate, in all respects, to Claims asserted against the Corporation as of the Effective Date, including those Claims in Class 4. The Reorganized Claridge Debtors shall assume all Claims against ACBA (i) asserted by any Person other than a general or limited partner; and (ii) asserted by a general or limited partner of ACBA based upon indemnification or contribution. On the Effective Date, all general and limited partners of ACBA shall be deemed to have released and waived, and ACBA shall have no obligation with respect to, any Claims held by a general partner or a limited partner against (i) a general or limited partner of ACBA; and (ii) ACBA, other than with respect to any indemnification or contribution right relating to Claims asserted against ACBA by an entity other than a general or limited partner of ACBA. The Reorganized Claridge Debtors shall also assume the expense and cost (but not any underlying tax liability owed by an ACBA general partner or a limited partner) related to any tax inquiry, audit or appeal of any tax liability of a general partner or ACBA. The Indenture Trustee maintains that any claims against ACBA asserted by a general or limited partner of ACBA based upon indemnification or contribution are either contingent claims which shall be extinguished on the Effective Date or, if liquidated, should be equitably subordinated to the claims of all other creditors, including the secured and unsecured claims of the holders of the First Mortgage Notes. The Indenture Trustee maintains that the Plan unfairly discriminates by the assumption by the Reorganized Claridge Debtors of such claims.

         Class 9 -- Contingent Payment Right Claims

         Class 9 consists of all Allowed Contingent Payment Right Claims. The Debtors estimate that Contingent Payment Right Interest Claims were approximately $69.4 million, in the aggregate, as of the Filing Date. These claims are held by Releasing Investors.

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




         On the Effective Date, all Allowed Contingent Payment Right Claims shall be extinguished and no distribution will be made in respect of such Allowed Contingent Payment Right Claims. Class 9 is impaired.

         Class 10 -- Contingent Payment Claims

         Class 10 consists of all Allowed Contingent Payment Claims. The Debtors estimate that Contingent Payment Rights Claims were approximately $96.9 million, in the aggregate, as of the Filing Date.

         On the Effective Date, all Allowed Contingent Payment Claims shall be extinguished and no distributions will be made in respect of such Allowed Contingent Payment Claims, including any Allowed Claims arising out of or in connection with the Debtors' rejection of the Restructuring Agreement. Class 10 is impaired.

         Class 11 -- Corporation Interests

         Class 11 consists of all Corporation Interests. On the Effective Date, all Corporation Interests will be extinguished and no distributions will be made to the holders of Corporation Interests. Class 11 is impaired.

         Class 12 -- CPPI Interests

         Class 12 consists of all CPPI Interests. On the Effective Date, the Corporation will continue to own 100% of the CPPI Interests, which will revest free and clear of any liens, claims, interests or encumbrances. Class 12 is unimpaired. To the extent holders of Class 3, as a class, vote to reject the Plan, the Indenture Trustee has indicated that it will argue that such retention by Corporation of its interest in CPPI violates the absolute priority rule. The Debtors dispute that position.

         Class 13 -- ACBA Interests

         Class 13 consists of all ACBA Interests. On the Effective Date, the ACBA Interests shall be extinguished and cancelled. Class 13 is impaired.

Description of New Notes

         The Reorganized Corporation will issue the New Notes only in the event holders of Allowed Class 3 Claims vote, as a class, to accept the Plan. The New Notes will be in a principal amount of $15 million. The New Notes will be unconditionally guaranteed by the Reorganized CPPI. The Reorganized Claridge Debtors will use their best efforts to cause the New Notes to be listed on a national securities exchange. The New Notes trustee will be identified at or prior to the Confirmation Hearing.

         The New Notes will bear interest at the rate of 8% per annum, payable semiannually to holders of record, beginning six (6) months after Effective Date. The unpaid principal balance and all accrued interest on the New Notes shall be due and payable in full ten (10) years after the Effective Date.

         The New Notes will be secured by new security documents granting a valid and perfected first lien on the New Notes Collateral including, but not limited to, a first mortgage on all of the real property owned by the Reorganized CPPI. You should be aware, however, that the New Notes Collateral, as defined under the Plan, do not include the Administrative Office Building which, as discussed, supra, was sold during these chapter 11 cases to GBHC pursuant to an order entered April 5, 2000 by the Bankruptcy Court. The Debtors believe that the value of the New Notes Collateral far exceeds the face amount of the New Notes.

         The New Notes indenture will contain covenants:

         (i) requiring the Reorganized Corporation to, and to cause Reorganized CPPI to, (a) maintain its existence and properties, (b) pay its material obligations and taxes, (c) comply with applicable laws and licenses and (d) deliver to the New Notes trustee annual and quarterly reports; and

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




         (ii) requiring the Reorganized Corporation not to, and to cause the Reorganized CPPI not to, (a) create any liens on, or take any action to impair the value of or the Noteholder's security interest in, the collateral for the New Notes, (b) enter into mergers, consolidations or other material business combinations with third parties, (c) enter into transactions with affiliates unless such transactions are as favorable as an arms-length transaction, (d) make a material change in its business as a whole or (e) allow any subsidiary to enter into an agreement restricting its ability to pay dividends.

         The covenants in the New Notes Indenture are substantially less restrictive than those in the First Mortgage Notes Indenture and Security Documents and therefore the New Notes will not have the same protections as the First Mortgage Notes. There will not be restrictions on the payment of dividends, additional indebtedness, liens and encumbrances, or affiliate transactions. In addition, the Debtors will be able to incur additional indebtedness and encumber certain of their assets with additional liens to secure such indebtedness, including but not limited to liens on the New Notes Collateral. Such additional indebtedness may adversely affect the Debtor's ability to pay principal and interest payments on the New Notes. If the value of the collateral securing the New Notes is less than the amount of New Notes claims against each of the Debtors, any new indebtedness will share ratably with any undersecured deficiency claim of the holders of the New Notes in any unencumbered assets. In addition, to the extent that any indebtedness is encumbered by liens on any unencumbered assets such other debt would have to be paid from such assets before any recovery on any deficiency claim on the New Notes and before any recovery on the New Common Stock of the Reorganized Corporation. You should also be aware that the Indenture Trustee has asserted that the New Common Stock of the Reorganized Corporation may decrease in value to the extent that new debt is incurred. In addition, the Debtors may be able to pay dividends on and make distributions on the New Common Stock even if the New Notes are in default. The Reorganized Corporation may make rights offerings that may have the effect of diluting the ownership percentage of the holders of the New Common Stock. The Reorganized Debtors may be able to enter into transactions with affiliates on other than an arm's length basis, which could also impact the value of any New Notes and of the New Common Stock. To the extent you have any questions regarding your right as a New Note Holder or a New Common Stockholder you should consult your own legal advisor.

         A draft of the New Notes indenture will be filed with the Bankruptcy Court as soon as practicable, but no later than three (3) days after the date the Disclosure Statement has been approved.

Regulatory Condition

         The Debtors are not obligated to deliver New Common Stock and New Notes to members of class 3 until and unless all Regulatory Conditions to issuance of such New Common Stock and New Notes either have been satisfied, waived, or are not applicable to a particular holder of First Mortgage Notes.

         In particular, the New Jersey Casino Control Act ("NJCCA") imposes certain restrictions upon the ownership of securities issued by a corporation that holds a casino license or is a holding company of a corporate licensee. The securities governed by the NJCCA include both equity and debt. Among other restrictions, the sale, assignment, transfer, pledge or other disposition of any security issued by a corporate licensee or holding company is subject to the regulation of the NJCCC. In the case of corporate holding companies whose stock is publicly traded, the NJCCC may require divestiture of the security held by a disqualified holder such as an officer, director, or controlling stockholder who is required to be qualified under the NJCCA.

         All holders of the securities of nonpublicly traded casino licensees such as CPPI must submit to NJCCC qualification. Only certain holders of securities of publicly traded holding companies of casino licensees such as the Corporation must typically submit to NJCCC qualification. Security holders of publicly traded holding or intermediary companies who do not have the ability to control the publicly traded corporation or elect one or more directors thereof are not typically required to qualify. Holders with 5% or less of equity securities of publicly traded holding or intermediary companies are presumptively exempt from qualification. Qualification requirements for holders of any percentage of securities may also be waived by the NJCCC, with the concurrence of the Director of the New Jersey Division of Gaming Enforcement ("NJDGE"), upon a showing that such holder is not significantly involved in the

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activities of the corporate licensee and does not have the ability to control the publicly traded corporation or elect one or more directors thereof. If an investor is an "Institutional Investor" such as a retirement fund for governmental employees, a registered investment company or adviser, a collective investment trust, or an insurance company, in the absence of a prima facie showing by the NJDGE that the "Institutional Investor" may be found unqualified, the NJCCC may grant a waiver of this qualification requirement if the investor will own (i) less than 10% of the common stock of the company in question on a fully diluted basis, (ii) less than 20% of such company's outstanding indebtedness or (iii) less than 50% of any outstanding issue of indebtedness of such company, subject to the limitation in (ii) of this paragraph and subject to certification that the Institutional Investor has no intention of influencing or affecting the affairs of the issuer, the casino licensee, or its holding or intermediary companies; provided, however, that it shall be permitted to vote on matters put to the vote of the outstanding security holders. These waiver criteria also apply to Institutional Investor security holders of other subsidiaries of the casino licensee's holding or intermediary companies which are related in any way to the financing of the casino licensee; the NJCCC may, in its sole discretion, grant a waiver of qualification to an "Institutional Investor" holding a higher percentage of such securities upon a showing of good cause and if the conditions specified above are met.

         The NJCCA provides that a holder that is not qualified shall not be permitted to exercise the rights or receive the benefits possessed of a debt holder and that the NJCCC may take any necessary action to protect the public interest, including the suspension or revocation of the casino license. However, the Debtors believe that since the NJCCC has the power to prevent a holder that is not qualified from exercising rights or receiving benefits as a debt holder, suspension or revocation of the casino license would be unlikely.

         Each holder of the New Notes and New Common Stock and its directors, officers, employees and affiliates are required to cooperate with the NJCCC and the NJDGE and to provide to the NJCCC and the NJDGE, upon request, all relevant information and documentation required of the holder and each of them.

         The Debtors are required to disclose to the NJCCC all proposed holders of New Common Stock and New Notes. The Debtors believe that it is likely that the NJCCC will require the identification of beneficial holders of New Notes and the extent of their holdings in order to determine whether the beneficial holders will be required to qualify or will be granted a waiver of qualifications. The Debtors may provide the NJCCC with the information set forth on ballots executed by beneficial holders to allow the NJCCC to make the necessary determination. The Debtors may also apply to the Bankruptcy Court to compel registered holders of First Mortgage Notes to make disclosure as to beneficial holders. The NJCCC shall then make the necessary determinations as to whether Regulatory Conditions apply to each proposed holder. Upon a determination by the NJCCC as to the restrictions, if any, on distributions of New Common Stock and New Notes, the Debtors shall act, or cause their nominee to act, accordingly.

Summary of Other Provisions of the Plan

         Executory Contracts and Unexpired Leases

         Subject to the approval of the Bankruptcy Court, the Bankruptcy Code empowers a debtor in possession to assume or reject executory contracts and unexpired leases. Generally, an "executory contract" is a contract under which material performance is due from both parties. If an executory contract or unexpired lease is rejected by a debtor in possession, the other party to the agreement may file a claim for damages incurred by reason of the rejection, which claim is treated as a pre-Filing Date Claim. If an executory contract or unexpired lease is assumed by a debtor in possession, the debtor in possession has the obligation to perform its obligations thereunder in accordance with the terms of such agreement and failure to perform such obligations would result in a claim for damages which may be entitled to Administrative Expense status.

         On the Effective Date, all executory contracts and unexpired leases that exist between the Debtors and any Person are hereby rejected, except for any executory contracts and unexpired leases that have been specifically assumed by the Debtors with the approval of the Bankruptcy Court on or before the Effective Date or in respect of which a motion for rejection has been filed on or before the Effective Date.

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




         On the Effective Date, (i) CPPI and ACBA will reject the Operating Lease and the Expansion Operating Lease, and (ii) ACBA and the Claridge Debtors will reject the Restructuring Agreement, to the extent executory as of the Effective Date and (iii) ACBA will reject any agreement with or obligation to its general partners arising by contract or operation of law, to the extent executory as of the Effective Date. The Debtors intend (a) to either terminate the Operating Leases without liability or extinguish the claims arising from the rejection of the Operating Lease and Expansion Operating Lease, and (b) to assume indemnification obligations of ACBA to the general partners.

         On the Effective Date, CPPI and the Corporation will assume (i) all employment agreements to which they are a signatory, in effect as of the Effective Date; (ii) any and all collective bargaining agreements to which they are a signatory, in effect as of the Effective Date; and (iii) all employee benefit plans to which they are a signatory, in effect as of the Effective Date. In addition, on the Effective Date, the Debtors shall assume such other contracts, agreements or leases identified in Exhibit "D" to the Plan and, to the extent ACBA shall be a party to such contract or lease, ACBA shall assign and the Reorganized CPPI shall assume such contract or lease pursuant to the Plan.

         Entry of the Confirmation Order by the Clerk of the Bankruptcy Court shall constitute approval of all executory contracts and unexpired leases to be assumed by the Debtors in accordance with the Plan pursuant to section 365(a) of the Bankruptcy Code, as identified in Exhibit "D" to the Plan.

         Claims created by or arising in connection with the rejection of executory contracts and unexpired leases of the Debtors must be filed no later 20 days after the entry of a Final Order authorizing such rejection. Any such Claims not filed within such time shall be forever barred from assertion against the Debtors, the Reorganized Corporation and the Reorganized CPPI and their property and estates. Each Claim resulting from such rejection shall constitute a class 2 Claim if secured or a class 4, 5, 6 and 7 Claim, as the case may be, if unsecured.

         You should be aware that prior to the Petition Date Thermal Energy Limited Partnership I ("TEP I") had entered into a certain thermal energy services agreement with CPPI. After reviewing the underlying agreement, and following extensive negotiations, CPPI has determined to assume the agreement, with certain modifications which TEP I has accepted. These modifications, among other things, will result in CPPI saving upwards of $125,000 per year on its utility charges. CPPI has agreed to assume the agreement with TEP I as part of the confirmation of the Plan, or if confirmation is delayed for any reason beyond year end, to file a separate motion with the Bankruptcy Court. You should also be aware that TEP I has alleged that if this agreement is rejected, TEP I would be entitled to assert a rejection claim, as a Class 5 Claim. TEP I estimates that its claim would be not less than $7,000,000. The Debtors dispute that CPPI would have any liability against TEP I if the agreement was rejected. However, in the event the agreement is not assumed and should TEP I have a claim based upon its rejection damages, the recovery to creditors in Classes 4, 5 and 7 could be substantially discounted given that the Maximum Unsecured Claim limit is $5,500,000, in the aggregate, for all claims in Class 4, 5 and 7 under the Plan.

         Notwithstanding any other provisions of the Plan, the obligations of the Claridge Debtors to indemnify their present or former directors, officers and employees pursuant to their respective certificates of incorporation, by-laws, contractual obligations or any applicable laws in respect of all past, present and future actions, suits and proceedings against any of such directors, officers, agents, employees and representatives based upon any act or omission related to service with, for or on behalf of any of the Claridge Debtors shall not be discharged or impaired by confirmation or consummation of this Plan, but shall survive unaffected by the reorganization contemplated by this Plan and shall be performed and honored in full pursuant to the Claridge Debtors' or the Reorganized Corporation's or Reorganized CPPI's by-laws, certificate of incorporation, contractual obligations or applicable laws regardless of such confirmation, consummation and reorganization. The Indenture Trustee asserts that the assumption of the Debtors' obligations to their officers and directors is without consideration and violates the absolute priority rule, and that to the extent that such claims are unliquidated they must be discharged and to the extent they are liquidated, they must be disclosed and paid in accordance with the Plan. The Debtors dispute this position. If any of the officers or directors of the Corporation have claims against the Corporation, the amount of General Corporation Claims in Classes 4 and 5 may increase, and, therefore, affect recoveries to holders of Allowed Class 4, 5 and 7 Claims.

         All employee compensation and benefit plans, policies and programs of the Claridge Debtors applicable generally to their employees, as in effect on the Effective Date, including, without limitation, all savings plans, retirement plans, health care plans, disability plans, and life, accidental death and dismemberment insurance plans, shall continue in full force and effect, without prejudice to the Reorganized Corporation's or Reorganized CPPI's rights under applicable non-bankruptcy law to modify, amend or terminate any of the foregoing arrangements.

         Continuation of Business; Re-vesting

         As of the date of this Disclosure Statement, the Debtors have operated and will continue to operate their businesses as debtors in possession with the protection of the Bankruptcy Court as provided in Sections 1107 and 1108 of the Bankruptcy Code. On (i) the Effective Date, title to all property and assets of the Corporation shall re-vest in the Reorganized Corporation; (ii) the Effective Date, title to all property and assets of CPPI shall re-vest in the Reorganized CPPI; and (iii) the Effective Date, title to all property and assets of ACBA shall be transferred to and vest in the Reorganized CPPI; in each such case free and clear of all liens, Claims or encumbrances except as otherwise provided in the Plan. In addition, the Confirmation Order shall empower and authorize the Reorganized Corporation, CPPI and ACBA, as of the Confirmation Date, to take or cause to be taken all actions which are necessary to implement effectively the provisions of the Plan, including authorizing the General Partners of ACBA to transfer the ACBA Interests to the Reorganized CPPI.

         Surrender and Cancellation of Instruments

         Each holder of a promissory note or other instrument evidencing a Claim impaired under the Plan shall surrender the same to the Reorganized Claridge Debtors and the Reorganized Claridge Debtors shall distribute or shall cause to be distributed to the holders thereof the appropriate distribution of property thereunder. No distribution of property under the Plan shall be made to or on behalf of any such holder unless and until such promissory note or other instrument is received by the Debtors or the Reorganized Claridge Debtors, or the unavailability of such note or other instrument is established to the satisfaction of the Reorganized Claridge Debtors. Any such holder that fails to surrender or cause to be surrendered such promissory note or other instrument, or to execute and deliver an affidavit of loss and indemnity satisfactory to the Reorganized Claridge Debtors, and, in the event that the Reorganized Claridge Debtors so request with respect to the First Mortgage Notes, fails to furnish a bond in form and substance (including, without limitation, with respect to amount) reasonably satisfactory to the Reorganized Claridge Debtors, within two years after the Confirmation Date, shall be deemed to have forfeited all Claims against the Debtors represented by such note or other instrument and shall not participate in any distribution under the Plan in respect of such note or other instrument and all property in respect of such forfeited distribution, including (if applicable) interest accrued thereon, shall revert to the Reorganized Claridge Debtors. Notwithstanding the foregoing, all Claims shall be discharged and all Interests shall be terminated by the Plan to the extent provided therein regardless of whether and when any surrender, indemnity or bond required by the Plan is provided and regardless of whether the Reorganized Claridge Debtors makes a distribution thereunder in the absence of compliance by any holder of a Claim with the requirements of the Plan. The Reorganized Claridge Debtors may waive this requirement of the Plan.

         In order to preserve the rights of holders of First Mortgage Notes who do not promptly surrender their First Mortgage Notes to interest and dividends, the Reorganized Claridge Debtors will issue New Notes and New Common Stock to the Indenture Trustee for such holders and upon surrender of the First Mortgage Note Certificates the Indenture Trustee will transfer the New Notes and/or New Common Stock as applicable as well as any interest or dividends received in respect thereof.

         Retention and Enforcement of Causes of Action

         Pursuant to Section 1123(b)(3) of the Bankruptcy Code, the Reorganized Corporation (as representative of the Chapter 11 estates) will retain the exclusive right to enforce in its sole and absolute discretion any and all causes of action of the Debtors, including all causes of action which may exist under Sections 510, 544 through 550 and 553 of the Bankruptcy Code or under similar non-bankruptcy laws. Except as stated below, the Debtors do not believe that, as of the date hereof, they have any causes of action arising under
Section 510, 544 through 550 or 553 of the Bankruptcy Code, do not intend to pursue any causes of action and therefore attribute no value to any such causes of action.

         Restated Certificate of Incorporation

         Upon the confirmation of the Plan, the Reorganized Corporation shall amend its certificate of incorporation and by-laws by filing with the Secretary of State of New York the Restated Certificate of Incorporation and Restated By-laws substantially in the form of Exhibit ___ and Exhibit ___, respectively, of the Plan. Except to the extent prohibited by the Plan, after the Effective Date, the Reorganized Corporation may amend the Restated Certificate of Incorporation and may amend the Restated By-laws in accordance with the Restated Certificate of Incorporation, such Restated By-laws or applicable state law.

         Distributions Under the Plan

         Time and Method of Distributions Under the Plan. Except as otherwise provided in the Plan, payments and distributions to be made pursuant to the Plan will be made by the Reorganized Corporation (or its designee) on or as promptly as practicable after the Effective Date. The Plan further provides that such distributions will be made only to holders of Allowed Claims.

         Compliance with Tax Requirements. With respect to the Claridge Debtors, the Reorganized Claridge Debtors will comply with all withholding and reporting requirements imposed by federal, state or local taxing authorities in connection with making distributions pursuant to the Plan.

         In connection with each distribution with respect to which the filing of an information return (such as an Internal Revenue Service Form 1099 or 1042) and/or withholding is required, the Reorganized Claridge Debtors shall file such information return with the Internal Revenue Service and provide any required statements in connection therewith to the recipients of such distribution and/or effect any such withholding and deposit all funds so withheld as required by law. With respect to any Person from whom a tax identification number, certified tax identification number or other tax information required by law to avoid withholding has not been received by the Reorganized Claridge Debtors, the Reorganized Claridge Debtors shall withhold the amount required and distribute the balance to such Person.

         With respect to ACBA, under the Plan, ACBA will be dissolved and its affairs wound-up pursuant to applicable non-bankruptcy law. AC Boardwalk Partners, Inc., the corporate general partner of ACBA, will have the power and authority to wind-up ACBA, including complying with applicable federal and state laws, the filing of all necessary or required tax returns and forms in order to cause, as soon as possible, the dissolution of ACBA. AC Boardwalk Partners, Inc. shall become the tax matters partner of ACBA for all future and past tax returns.

         Distribution of Unclaimed Property. Any distribution of property under the Plan which is unclaimed after two years following the Effective Date will irrevocably revert to the Reorganized Claridge Debtors.

         Treatment of Disputed Claims

         Objections to Claims. Only Allowed Claims shall be entitled to distributions under the Plan. The Debtors, as the case may be, reserve the sole and absolute right to contest and object to any Claims, including, without limitation, those Claims that are not listed in the Schedules, are listed therein as disputed, contingent and/or unliquidated in amount, or are listed therein at a lesser amount than asserted by the holder of such Claim. Unless otherwise ordered by the Bankruptcy Court, all objections to Claims (other than Administrative Expense Claims) shall be filed and served upon counsel to the Debtors, counsel to any Committee and the holder of the Claim objected to on or before the later of (a) 90 days after the Effective Date and (b) 90 days after the date (if any) on which a proof of claim is filed in respect of such Claim, or such other date determined by the Bankruptcy Court upon motion to the Bankruptcy Court without further notice or hearing.

         Procedure. Unless otherwise ordered by the Bankruptcy Court or agreed to by written stipulation of the Debtors or the Reorganized Claridge Debtors, or until the Debtors' or the Reorganized Claridge Debtors' objection thereto is withdrawn, the Debtors or the Reorganized Corporation shall litigate the merits of each Disputed Claim until determined by a Final Order, provided, however, that, subject to the approval of the Bankruptcy Court, (a) prior to the Effective Date, the Debtors, and (b) after the Effective Date, the Reorganized Claridge Debtors, may compromise and settle any objection to any Claim.

         Payments and Distributions With Respect to Disputed Claims. No payments or distributions will be made in respect of a Disputed Claim unless and until such Disputed Claim becomes an Allowed Claim.

         Timing of Payments and Distributions With Respect to Disputed Claims. Subject to the provisions of the Plan, payments and distributions with respect to each Disputed Claim that becomes an Allowed Claim, and that would have otherwise been made had the Allowed Claim been an Allowed Claim on the Effective Date, will be made within thirty days after the date that such Disputed Claim becomes an Allowed Claim. Holders of Disputed Claims that become Allowed Claims shall be bound, obligated and governed in all respects by the provisions of the Plan. In addition, the Reorganized Claridge Debtors shall establish a reserve for any Disputed Claim in an amount equal to, at the Reorganized Claridge Debtors' election: (a) the amount of such claim as filed in such creditor's proof of claim; (b) the amount as estimated by the Bankruptcy Court pursuant to
Section 502(c) of the Bankruptcy Code; or (c) such amount as agreed upon in writing between the Reorganized Claridge Debtors and such holder. The distribution to the holder of such Disputed Claim based upon the reserved amount shall be set aside by the Reorganized Claridge Debtors who shall then be free to make distributions to holders of Allowed Claims, in the manner as provided in the Plan. Nothing herein shall increase or enlarge the Reorganized Claridge Debtors' obligations under the Plan, including with respect to the Maximum Unsecured Claim Limit. To the extent a Disputed Claim is allowed in an amount greater than the reserved amount, the Reorganized Claridge Debtors shall adjust future distributions to holders of Allowed Claims accordingly but shall not be enabled to seek or obtain disgorgement of any prior distributions made to any holder of an Allowed Claim.

         Effects of Plan Confirmation

         Discharge. Except as otherwise specifically provided in the Plan, the Plan provides for the discharge of the Claridge Debtors, the Reorganized Corporation and ACBA and their respective property and assets (subject to the occurrence of the Effective Date) from any debt that arose prior to the Confirmation Date and any debt of the kind specified in Sections 502(g), 502(h) and 502(i) of the Bankruptcy Code (whether or not a proof of claim based upon such debt is filed or deemed filed, whether such debt becomes an Allowed Claim or whether the holder of such debt has voted on the Plan). The effect of discharging a Claim is to release the Claridge Debtors, the Reorganized Corporation and ACBA from any obligations to make payments with respect to such debt, other than those specifically provided by the Plan, and to prohibit any collection efforts by the holder of the Claim.

         Injunction. Except as otherwise expressly provided in the Plan, the entry of the Confirmation Order shall, provided that the Effective Date shall have occurred, permanently enjoin all Persons that have held, currently hold or may hold a Claim, or other debt or liability that is discharged pursuant to this Plan or who have held, currently hold or may hold an Interest that is terminated pursuant to this Plan from taking any of the following actions in respect of such discharged Claim, debt or liability or such terminated Interest: (a) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind against the Debtors, the Reorganized Claridge Debtors, their property or their respective officers, directors, employees or the General Partners of ACBA; (b) enforcing, levying, attaching, collecting or otherwise recovering in any manner or by any means, whether directly or indirectly, any judgment, award, decree or order against the Debtors, the Reorganized Claridge Debtors, their property or their respective officers, directors, employees or the General Partners ACBA; (c) creating, perfecting or enforcing in any manner, directly or indirectly, any lien or encumbrance of any kind against the Debtors, the Reorganized Claridge Debtors, their property or their respective officers, directors, employees or the General Partners of ACBA; (d) asserting any setoff, right of subrogation or recoupment of any kind, directly or indirectly, against any debt, liability or obligation due to the Debtors, the Reorganized Claridge Debtors, their property or their respective officers, directors, employees or the General Partners of ACBA; and
(e) proceeding in any manner in any place whatsoever that does not conform to or comply with or is inconsistent with the provisions of the Plan.

         Exculpation. Neither the Reorganized Claridge Debtors, nor any creditors' committee, the General Partners of ACBA, nor any of their respective members, officers, directors, shareholders, employees, agents, attorneys, accountants or other advisors shall have or incur any liability to any Holder of a Claim or Interest for any act or failure to act in connection with, or arising out of, the pursuit of confirmation of this Plan, the consummation of this Plan or the administration of the Plan or the property to be distributed under the Plan, except for any act or failure to act that constitutes willful misconduct or recklessness as determined pursuant to a Final Order, and in all respects, such Persons (a) shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan, and shall be fully protected from liability in acting or in refraining from action in accordance with such advice and (b) shall be fully protected from liability with respect to any act or failure to act that is approved or ratified by the Bankruptcy Court.

         Binding Effect. Upon confirmation of the Plan by the Bankruptcy Court, the provisions of the Plan will be binding upon and inure to the benefit of the Debtors, the Reorganized Corporation, any holder of a Claim or Interest, their respective predecessors, successors, assigns, agents, officers and directors and any other Person affected by the Plan whether or not such Person or holder of a Claim or Interest has accepted the Plan.

         Miscellaneous Provisions of the Plan

         Retention of Jurisdiction. The business and assets of the Debtors shall remain subject to the jurisdiction of the Bankruptcy Court until the Effective Date. From and after the Effective Date, the Bankruptcy Court shall retain and have exclusive jurisdiction over the Reorganized Corporation and the Chapter 11 cases to the fullest extent permissible by law, including, without limitation, for the purposes of determining all disputes and other issues presented by or arising under the Plan, including, without limitation, exclusive jurisdiction to
(a) determine any and all disputes relating to Claims and the allowance and amount thereof, (b) determine any and all disputes among Creditors with respect to their Claims, (c) consider and allow any and all applications for compensation for professional services rendered and disbursements incurred in connection therewith, (d) determine any and all applications, motions, adversary proceedings and contested or litigated matters pending on the Effective Date and arising in or related to the Chapter 11 cases or the Plan, (e) remedy any defect or omission or reconcile any inconsistency in the Confirmation Order, (f) enforce the provisions of the Plan relating to the distributions to be made hereunder, (g) issue such orders, consistent with Section 1142 of the Bankruptcy Code, as may be necessary to effectuate the consummation and full and complete implementation of the Plan, (h) enforce and interpret any provisions of the Plan, (i) determine such other matters as may be set forth in the Confirmation Order or that may arise in connection with the implementation of the Plan, and
(j) determine the final amounts allowable as compensation or reimbursement of expenses pursuant to Section 503(b) of the Bankruptcy Code.

         Authorization of Corporate and Partnership Action. The entry of the Confirmation Order shall constitute a direction and authorization to and of the Debtors to take or cause to be taken any corporate or partnership action necessary or appropriate to consummate the provisions of this Plan prior to and through the Effective Date without any requirement of further action by the stockholders, partners or directors of the Debtor, (including, without limitation, the filing of or amending or restating the certificate of incorporation of the Debtors, the filing of a certificate of dissolution for ACBA, and the exercise of the general partners power of attorney), and all such actions taken or caused to be taken shall be deemed to have been authorized and approved by the Bankruptcy Court.

         Modification of the Plan. The Debtors may alter, amend or modify the Plan pursuant to Section 1127 of the Bankruptcy Code at any time prior to the time that the Bankruptcy Court has signed the Confirmation Order. After such time and prior to the substantial consummation of the Plan, the Debtors may, so long as the treatment of holders of Claims and Interests under the Plan is not adversely affected, institute proceedings in Bankruptcy Court to remedy any defect or omission or to reconcile any inconsistencies in the Plan, the Disclosure Statement or the Confirmation Order and any other matters as may be necessary to carry out the purposes and effects of the Plan; provided, however, that prior notice of such proceedings shall be served in accordance with Bankruptcy Rule 2002.

         Revocation and Withdrawal of the Plan. The Debtors reserve the right to revoke or withdraw the Plan at any time prior to the Confirmation Date. If the Debtors revoke or withdraw the Plan prior to the Confirmation Date, then the Plan shall be deemed null and void. In such event, nothing contained therein shall be deemed to constitute a waiver or release of any Claims by or against the Debtors or any other Person or to prejudice in any manner the rights of the Debtors or any Person in any further proceedings involving the Debtors.

                     ACCEPTANCE AND CONFIRMATION OF THE PLAN

         Described below are certain important considerations under the Bankruptcy Code in connection with confirmation of the Plan.

Solicitation of Acceptance

         As permitted by the Bankruptcy Code, the Debtors are soliciting, in good faith and in compliance with the applicable provisions of the Bankruptcy Code, the acceptance of the Plan from all beneficial holders of Claims in certain classes of Claims that are impaired under the Plan. The solicitation of acceptances from holders of Claims in unimpaired classes is not required under the Bankruptcy Code.

         The record date for determining holders of Claims and Interests who are entitled to accept or reject the Plan is 5:00 p.m., Eastern Standard Time, on the Approval Date.

         The Debtors believe that this classification of Claims complies with
Section 1122 of the Bankruptcy Code and is in the best interests of the Debtors, their estates, Creditors and holders of equity interests.

Confirmation Hearing

         Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a confirmation hearing. Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of the Plan.

         The Bankruptcy Court has scheduled a hearing on the confirmation (the "Confirmation Hearing") of the Plan on ___________ at _______ in Courtroom ____, United States Bankruptcy Court for the District of New Jersey, 15 North 7th Street, Camden, New Jersey. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice (other than except for an announcement of the adjournment date made at the Confirmation Hearing or any adjournment thereof). Objections to confirmation must be made in writing, specifying in detail the name and address of the Person objecting, the grounds for the objection, and the nature and amount of the Claim or Interest held by the objector. Objections must be filed with the Bankruptcy Court, together with proof of service, and served upon the parties so designated in the Confirmation Notice, on or before the time and date designated in the Confirmation Notice as being the last date for serving and filing objections to confirmation of the Plan. Objections to confirmation of the Plan are governed by Bankruptcy Rule 9014 and the local rules of the Bankruptcy Court.

Requirements for Confirmation of the Plan

         As discussed below, the Debtors intend to request confirmation of the Plan pursuant to Section 1129(b) of the Bankruptcy Code. In order for the Plan to be confirmed pursuant to Section 1129(b) of the Bankruptcy Code, the Plan must satisfy all of the provisions of Section 1129(a), except for Section 1129(a)(8). Specifically, the Bankruptcy Court must determine, among other things, that (i) the Plan was accepted by the requisite votes of holders of Claims entitled to vote on the Plan (see "-- Confirmation of the Plan under Section 1129(b)"); (ii) the Plan is in the "best interests" of all Creditors and Interest holders -- that is, that each Creditor and holder of an Interest who rejects the Plan will receive at least as much pursuant to the Plan as it would receive in a liquidation under Chapter 7 of the Bankruptcy Code (see "-- Best Interests Test" and the "Liquidation Analysis" annexed hereto as Appendix C); and (iii) the Plan is feasible -- that is, there is a reasonable probability that the Debtors will be able to perform their obligations under the Plan and continue to operate their business without further financial reorganization or liquidation (see "-- Feasibility").

         The Debtors believe that, (i) upon acceptance of the Plan by classes 3, 4, 5, and 7 determined without including any acceptance of the Plan by any Insider, the Plan will satisfy all the statutory requirements of Chapter 11 of the Bankruptcy Code, (ii) the Debtors have complied or will have complied with all of the requirements of Chapter 11 and (iii) the Plan is being proposed and will be submitted to the Bankruptcy Court in good faith. The Indenture Trustee believes that the Plan does not meet the requirements of the Bankruptcy Code for confirmation in that it, inter alia, (a) improperly classifies claims of the First Mortgage Noteholders, (b) violates Section 510(a) of the Bankruptcy Code,
(c) unfairly discriminates against the unsecured deficiency claims of the First Mortgage Noteholders, (d) may fail to meet the best interests test, and (e) is not fair and equitable and violates the absolute priority rule.

Confirmation of the Plan Under Section 1129(b)

         Generally, a class of claims or interests is considered to be unimpaired under a plan of reorganization if the plan does not alter the legal, equitable and contractual rights of the holders of such claims or interests. Classes of claims or interests that are not impaired under a plan or reorganization are conclusively presumed to have accepted the plan of reorganization and are not entitled to vote. Classes of claims or interests that are impaired under a plan of reorganization that receive no distribution or retain no property in respect of such claims or interests are conclusively presumed to have rejected the plan of reorganization and are also not entitled to vote.

         Acceptances of the Plan are being solicited only from those Creditors who hold Claims in an impaired class and who will receive a distribution under the Plan. The Debtors must request the Bankruptcy Court confirm the Plan pursuant to Section 1129(b) of the Bankruptcy Code. See "Summary Of The Plan -- Classification and Treatment of Claims and Interests Under the Plan." Acceptance of the Plan is being solicited from holders of Claims in classes 3, 4, 5, and 7. See "Introduction And Summary -- The Solicitation."

         The Debtors will request confirmation of the Plan pursuant to the provisions of Section 1129(b) of the Bankruptcy Code. Under these provisions, the Bankruptcy Court shall confirm the Plan despite the lack of acceptance by an impaired class or classes if the Bankruptcy Court finds that (a) the Plan does not discriminate unfairly with respect to each non-accepting impaired class, (b) the Plan is "fair and equitable" with respect to each non-accepting impaired class, (c) at least one impaired class has accepted the Plan (without counting acceptances by Insiders), and (d) the Plan satisfies the other requirements set forth in Bankruptcy Code Section 1129(a) except for Section 1129(a)(8). In general, a plan does not discriminate unfairly if claims or interests in different classes but with similar priorities and characteristics receive the same treatment.

         The Bankruptcy Code establishes different "fair and equitable" tests for holders of secured claims, unsecured claims and interests. In general, Bankruptcy Code Section 1129(b) permits confirmation notwithstanding non-acceptance by an impaired class if that class and all more junior classes are treated in accordance with the "absolute priority" rule, which requires that the dissenting class be paid in full before a junior class may receive or retain anything under the plan. With respect to each class of secured claims the Plan must provide that holders of such claims retain the liens securing such claims, to the extent of the Allowed Amount of such claims and each holder of a claim of such class receive on account of such claim deferred cash payments totaling at least the allowed amount of such claim, of a value, as of the Effective Date of the Plan of at least the value of such holder's interest in the estate's interest in the property. With respect to a class of unsecured Claims that does not accept the Plan, the Debtors must demonstrate to the Bankruptcy Court that either (a) each holder of an unsecured Claim of the dissenting class receives or retains under the Plan property of a value equal to the Allowed Amount of its unsecured Claim or (b) the holders of Claims or Interests that are junior to the Claims of the holders of such unsecured Claims will not receive or retain any property under the Plan. With respect to a class of Interests that does not accept the Plan, the Claridge Debtors must demonstrate to the Bankruptcy Court that either (A) each holder of such Interest receives or retains under the Plan property of a value equal to the greatest of (i) any fixed liquidation preference to which such holder is entitled, (ii) any fixed redemption price to which such holder is entitled or (iii) the value of such interest or (B) the holder of any Interest that is junior to the Interests of such class will not receive or retain under the Plan on account of such junior Interest any property. The Indenture Trustee maintains that if the holders of the 662/3% in amount and a majority in number of First Mortgage Claims do not vote to accept the Plan (i.e. at least one-third in principal amount or a majority in number vote to reject the Plan), then the Debtors will not be able to meet, among other things, the "fair and equitable" test and the holders of the First Mortgage Claims will not be able to be "crammed down" under the Plan.

Best Interests Test

         Whether or not the Plan is accepted by classes 3, 4, 5, and 7 the Bankruptcy Court must independently determine that the Plan is in the best interests of each class of Claims or Interests impaired by the Plan -- that is, with respect to each impaired class, (a) each holder of a Claim or Interest has accepted the Plan or (b) that Creditors and Interest holders in such impaired class will receive at least as much pursuant to the Plan as they would receive in a liquidation under Chapter 7 of the Bankruptcy Code.

         To determine the value that holders of impaired Claims and Interests would receive if the Debtors were liquidated, the Bankruptcy Court must determine the dollar amount that would be generated from the liquidation of the Claridge Debtors' assets in the context of a Chapter 7 liquidation case. The cash amount which would be available for satisfaction of Administrative Expense Claims, Priority Claims, unsecured Claims, and Interests in the Debtors would consist of the proceeds resulting from the disposition of the assets of the Debtors, augmented by the cash held by the Debtors at the time of the commencement of the Chapter 7 case. Any such cash amount then would be reduced by the amount of any Claims secured by such assets, the costs and expenses of the liquidation, and such additional Administrative Expense Claims and Priority Claims that may result from the termination of the Debtors' businesses and the use of Chapter 7 for the purposes of liquidation.

         The Debtors' costs of liquidation under Chapter 7 would include the fees payable to a trustee in bankruptcy, as well as those which might be payable to attorneys and other professionals that such a trustee may engage, plus any unpaid expenses incurred by the Debtors during the Chapter 11 cases and allowed in the Chapter 7 cases, such as compensation for attorneys, financial advisors, appraisers, accountants and other professionals, and costs and expenses of members of any statutory committee of unsecured creditors appointed by the United States Trustee pursuant to Section 1102 of the Bankruptcy Code and any other such appointed committee. In addition, as described above, Claims may arise by reason of the breach or rejection of obligations incurred and executory contracts entered into by the Debtors during the pendency of Chapter 11 cases which otherwise would have been assumed in a Chapter 11 reorganization.

         To determine if the Plan is in the best interests of each impaired class, the present value of the distributions from the proceeds of the liquidation of the Debtors' assets and properties, after subtracting the amounts attributable to the foregoing Claims, costs and expenses, is compared with the value of the property offered to such classes of Claims and Interests under the Plan.

         In applying the "best interests test," it is possible that Claims and Interests in Chapter 7 cases may not be classified as provided in the Plan. In the absence of a contrary determination by the Bankruptcy Court, all prepetition unsecured Claims which have the same rights upon liquidation would be treated as one class for purposes of determining the potential distribution of the liquidation proceeds resulting from each of the Debtors' Chapter 7 cases. The distributions from the liquidation proceeds would be calculated ratably according to the amount of the Claim held by each Creditor. The rule of absolute priority of distributions applicable in Chapter 7 cases provides that no junior creditor may receive any distribution or retain any property until all senior creditors are paid in full with interest. Consequently, the Debtors believe that if the Debtors were liquidated under Chapter 7, the holders of Claims in classes 3, 4, 5, 6 and 7 would receive distributions of a value significantly less, if anything, than the value of the distributions provided to the Creditors in such classes under the Plan, and that holders of Claims in class 8 as well as holders of Interests in classes 9 through 13 would receive no distributions under Chapter 7. See "Liquidation Analysis" attached as Appendix C hereto.

         The Debtors have considered the effects that a Chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors in a Chapter 11 case, including: (i) the increased costs and expenses of liquidation under Chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee; (ii) the erosion in value of assets in Chapter 7 cases in the context of the expeditious liquidation required under Chapter 7 and the "forced sale" atmosphere that would prevail; and (iii) the substantial increases in Claims which would be satisfied on a priority basis or on parity with creditors in a Chapter 11 case. Therefore, the Debtors have determined that confirmation of the Plan will provide each holder of a Claim in all classes with a recovery that is not less (and is expected to be substantially more) than it would receive pursuant to liquidation of the Debtors under Chapter 7 of the Bankruptcy Code. Therefore, the Debtors believe the best interests test is satisfied with respect to these classes as well.

         Annexed hereto as Appendix C is a liquidation analysis prepared by the Claridge Debtors. Based upon that analysis, the proposed distribution under the Plan is materially higher and better than that which creditors could expect to recoup if the Debtors' assets were liquidated under chapter 7. The Indenture Trustee disputes the Debtors' liquidation analysis. See Appendix H.

Feasibility

         Section 1129(a)(11) of the Bankruptcy Code requires a finding by the Bankruptcy Court that confirmation of the Plan will not be likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or the successors of the Debtors (unless such liquidation or reorganization is proposed in the Plan). Under the Plan, ACBA would have no assets or operations and no Creditors after the Effective Date and would be liquidated. If the Plan is confirmed, the Reorganized Corporation will have significantly lower long-term debt than that of the Claridge Debtors prior to the confirmation of the Plan. The Debtors believe that the reorganization under the Plan meets the feasibility requirements under the Bankruptcy Code.

Consummation

         In order for the Plan to be confirmed, the Noteholders must have accepted the Plan. If the Plan is confirmed, subject to the satisfaction of the conditions set forth below, the Plan will be consummated and distributions will be made on the Effective Date, except as provided in the Plan. The Corporation shall file a notice of the Effective Date within three (3) days after its occurrence, which shall be served upon parties in interest.

         The Plan provides that the following conditions must occur and be satisfied on or before the Effective Date for the Plan to be effective on the Effective Date:

         1. Entry of Confirmation Order. The Confirmation Order, in form and substance acceptable to the Debtors, shall have been signed by the Bankruptcy Court and duly entered and have become a Final Order;

         2. Regulatory Approvals. The NJCCC shall have issued any necessary approvals of the Plan;

         3. Timeliness. The Effective Date must occur on o before June 1, 2000 unless such date is extended by the Debtors.

         4. Qualification of New Notes Indenture. The New Notes Indenture shall have been qualified under the Trust Indenture Act of 1939, as amended.

         The Debtors believe that each of these conditions can or will be satisfied or otherwise waived in accordance with the terms of the Plan. The occurrence of such satisfaction or waiver is, however, dependent upon a variety of facts and circumstances, some of which are beyond the control of the Debtors. Thus, there can be no assurance that such conditions will be satisfied, or if not so satisfied, will be waived as provided by the Plan.

         In addition, section 1129 of the Bankruptcy Code contains a list of requirements that must be met before a plan may be confirmed. The Debtors believe that each of these requirements can and will be satisfied.

Securities Issued Under Section 1145 Exemption From Registration

         The New Notes and New Common Stock to be issued under the Plan will be issued in reliance on the exemption from registration provided by Section 1145 of the Bankruptcy Code. Generally, except with respect to an "underwriter," as defined in Section 1145(b), Section 1145(a) makes Section 5 of the Securities Act of 1933 and comparable registration requirements under local law inapplicable to the issuance of the New Notes and New Common Stock to the holders of the First Mortgage Notes.

         A person who is not an "underwriter" may resell New Notes and New Common Stock (together, "Plan Securities") without registration of those securities under the Securities Act, unless such person is a securities "dealer" as defined in section 2(12) of the Securities Act. Under Section 1145(b)(1)(A) an entity will be an "underwriter" if it purchases a claim against the Claridge Debtors for the purpose of receiving securities under a plan with a view toward distribution of such securities. Under Section 1145(b)(1)(B), an entity is an "underwriter" if the entity offers to sell securities distributed under the Plan for the holders of such securities. "Control persons" of the Debtors receiving securities under the Plan are deemed underwriters. The Debtors take no position on whether an entity is a control person and therefore an "underwriter" within the meaning of Section 1145, but note that the legislative history of Section 1145 suggests the United States Congress believed that any Creditor receiving at least ten percent (10%) of the reorganized debtor's securities would be a control person. The Debtors urge Creditors to consult their own legal and financial advisors prior to distribution of Plan Securities before a registration statement for such securities becomes effective.

         Persons deemed to be "underwriters" of Plan Securities will be unable to resell such securities in reliance on the exemption from registration of
Section 1145 of the Bankruptcy Code. In the event that persons are unable to resell Plan Securities in reliance on Section 1145, such persons would be permitted to resell only in conformity with the Securities Act of 1933 and comparable registration requirements under local law, if at all.

         The Debtors intend to list the New Notes and New Common Stock for trading on a national securities exchange. There is the potential of an adverse impact on the value of the Plan Securities should the Reorganized Debtors fail or be unable to register or list them. In the event the Plan Securities are not registered or accepted for listing on a national securities exchange, the Proponents anticipate that the principal effect would relate to the development of a recognized trading market for such securities. Moreover, there has been no prior market for the Plan Securities, and there can be no assurance that a public market for the Plan Securities will develop or be sustained after the Effective Date. To be listed on and to have such listing continue on a national securities exchange after the

Effective Date, the Reorganized Debtors must satisfy certain initial and maintenance criteria. The failure to meet these initial and maintenance criteria in the future may result in the Plan Securities not being eligible for quotations on a national securities exchange; trading, if any, of the Plan Securities may thereafter be conducted over-the-counter. Equity securities would likely be traded on the OTC Bulletin Board. The OTC Bulletin Board is a NASA sponsored and operated inter-dealer automated quotation system for equity securities not included in a national securities exchange system. The OTC Bulletin Board was introduced as an alternative to "pink sheet" trading of over-the-counter securities. There is no bulletin board exchange for unlisted debt securities, which are traded on an ad hoc basis. Consequently, the liquidity and price of the Plan Securities in the secondary market may be adversely affected.

         There is no assurance that a regular trading market will develop for any of the Plan Securities or that, if developed, any such market will be sustained. As a result of such ineligibility for quotations, an investor may find it more difficult to dispose of, or obtain accurate quotations as to the market value of the Plan Securities. In the absence of an active trading market, holders of the Plan Securities may experience substantial difficulty in selling their securities. The trading price of the Plan Securities is expected to be subject to significant fluctuations in response to variations in quarterly operating results, changes in analysts' earnings estimates, announcements of business innovations by the Reorganized Debtors or their competitors, general conditions in the gaming industry and other factors. In addition, the stock market is subject to price and volume fluctuations that affect the market prices for companies and that are often unrelated to operating performance. Whether or not the Plan Securities are listed on a national securities exchange, the Proponents expect that in order for a trading market to develop, and in order for trading to occur, market makers will be required to trade the Plan Securities. To date, there have not been any discussions or undertakings between the Proponents or the Debtors and any potential market makers regarding the participation of such market makers in the future trading market, if any, for the Plan Securities.

         After the Effective Date, and upon the satisfaction of all Regulatory Conditions which pertain to it, the Icahn Entities will own approximately thirty-seven (37%) percent of the issued and outstanding shares of New Common Stock. As a result, Carl C. Icahn, through his related entities, may be able to exercise control over the Reorganized Claridge Debtors.

                               CREDITORS COMMITTEE

         Pursuant to Section 1102(a) of the Bankruptcy Code, following the commencement of a Chapter 11 case, the United States Trustee may appoint a committee of creditors holding unsecured claims against the Chapter 11 debtor, and may appoint additional committees of creditors or of equity security holders as deemed appropriate to assure the adequate representation of holders of claims and interests in the Chapter 11 case.

         Ordinarily, the statutory committee of creditors appointed by the United States Trustee will consist of those Persons willing to serve that hold the seven largest unsecured claims against the Chapter 11 debtor of the kinds of claims represented on the committee. However, Section 1102(b) of the Bankruptcy Code permits the United States Trustee to appoint, as the statutory committee, the members of a committee organized by creditors of the debtor prior to the commencement of the Chapter 11 Case if such committee was fairly chosen and is representative of the different kinds of claims to be represented in the case. No Noteholder Committee was formed in these cases and neither the Indenture Trustee nor any Noteholder sits as a member of any official committee of unsecured creditors.

            ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

         If the Plan is not confirmed by the Bankruptcy Court and consummated, the alternatives to the Plan include (a) an alternative plan of reorganization,
(b) liquidation of the Debtors under Chapter 11 and (c) liquidation of the Debtors under Chapter 7.

Alternative Plan

         If the Plan is not confirmed, the Debtors could file a different plan of reorganization. Such a plan might involve either a reorganization and continuation of the Debtors' businesses or an orderly liquidation of their assets. With respect to an alternative plan, the Debtors have explored various other alternatives in connection with the formulation and development of the Plan. The Debtors believe that the Plan, as described herein, enables holders of Claims to realize the most value under the circumstances. The Indenture Trustee disputes this conclusion.

         Any alternative plan would likely be less favorable to holders of Claims because rejection of this Plan in favor of some theoretical alternative method of reconciling the Claims and Interests of the various classes will require, at the very least, an extensive and time-consuming negotiation process and will not result in a better recovery for any class. It is not atypical for bankruptcy cases involving substantial entities with multi-corporate and complex financial structures, such as the Debtors, to continue for periods of years before a plan of reorganization is consummated and payments are made.

         During any protracted reorganization, the Debtors would inevitably incur substantial administrative expenses and costs pursuant to the operation of their businesses under Chapter 11. In addition to the financial drain resulting from such costs, the Debtors' unique business and financial position render the Debtors especially vulnerable to a wide variety of adverse consequences directly related to such a proceeding.

         First, the New Jersey casino industry is closely regulated. CPPI currently holds a license from the NJCCC to operate the Claridge. CPPI regularly must appear before the NJCCC to qualify for the renewal of its casino license. Such qualification includes showings of good character and financial stability and responsibility. The rejection of the Plan and an extended reorganization proceeding may well have a negative effect on the NJCCC's review of CPPI's future license renewal applications. Moreover, although CPPI reapplied for a four-year casino license for the period commencing September 30, 1999, the filing of the voluntary petition under Chapter 11 on August 16, 1999 prompted CPPI to amend its petition to request that the NJCCC renew CPPI's casino license only for a period of one year. In response thereto the NJCCC granted CPPI's request for a one-year license. In addition, the casino license renewal contains certain financial reporting conditions and requirements consistent with the manner in which the NJCCC has relicensed other casino licensees who have filed voluntary petitions under Chapter 11 in the past. The NJCCC may reopen the licensing hearings at any time on its own motion, and must do so if requested to do so by the enforcement division.

         Second, casino and hotel businesses are part of a service-oriented industry, in which the appearance of unreliability or instability can drastically disadvantage a company. An extended bankruptcy case will create the impression that the Claridge cannot continue the normal operations of its casino and hotel operations, which may cause key employees, customers, entertainers, vendors and promoters to turn to other casinos. Competition among casinos in Atlantic City is already keen and can only be expected to increase significantly. In recent years, several major casinos in Atlantic City have significantly expanded. Moreover, Atlantic City casinos and hotels suffer from a chronic shortage of labor which also will only worsen with the opening of the aforementioned expansions and new casino-hotel facilities. Consequently, the adverse publicity and negative image generated by continuation of the bankruptcy proceeding may well undercut the Debtors' present competitive position in Atlantic City and preclude their efforts to revitalize their gaming operations.

         On April 24, 2000, the Debtors received an offer (the "Edelstein Proposal") from Ron Edelstein and Royal Palace Hotels, Inc. (the "Edelstein Group") to acquire all of the assets and operations of the Debtors. The Edelstein Proposal provides, among other things, that the Edelstein Group will pay $61,000,000 to the noteholders in twelve (12) equal monthly installments over one (1) year. Interest will accrue at the rate of 7% during the 12-month period. The Edelstein Proposal is subject to a number of contingencies, including obtaining financing from a third-party and regulatory approval.

         On or about April 26, 2000, Schottenstein Realty Co. and Driftwood Ventures (collectively, "Schottenstein") submitted a proposal ("S/D Proposal") to acquire 80% of the ownership interest in the Reorganized Corporation, in exchange for payment of $10,000,000, with the noteholders to receive the remaining 20% of the new common stock in the Reorganized Corporation. In addition, under the S/D Proposal, the noteholders will receive new first mortgage notes in the aggregate principal amount of $42,500,000. These notes are proposed to pay interest at 8% per annum, amortize by annual payments of $3,035,000, and mature in 2007. In addition, under the S/D Proposal, Schottenstein would permit the noteholders to receive a cash distribution estimated by Schottenstein to be approximately $13,000,000, which amount represents cash on hand of the Debtors, inclusive of the $1,500,000, plus accrued interest thereon, being held in the AOB Escrow Account, less funds necessary to operate the Casino. The S/D Proposal is also subject to a number of conditions, including regulatory approval.

         The Debtors are currently reviewing both proposals with their retained professionals and have not yet made a determination as to the respective merits of either proposal. However, as noted above, each is subject to certain conditions which could impact upon their feasibility. In addition, given the concentration of ownership of the Notes, it is not clear that the Debtors would be able to achieve confirmation of either proposal over the dissenting vote of Class 3. Moreover, each proposal contemplates that the holders of Class 3 Claims will receive less than 100% of the allowed amount of their claims. In contrast, under the Plan, the Noteholders will receive 100% of the outstanding equity in the Reorganized Corporation on the Effective Date of the Plan. Under the S/D Proposal and Edelstein Proposal, noteholders would receive 20% and 0%, respectively, of the new ownership interests in the Reorganized Claridge Debtors. Furthermore, given that noteholders, as a class, will control the Reorganized Claridge Debtors following the Effective Date, it is important to recognize that nothing will preclude the board of directors of the Reorganized Corporation, whose members the noteholders, as a class, will elect, from considering post Effective Date either of these two proposals or any other alternate proposal regarding the Reorganized Claridge Debtors or their assets. Accordingly, the Debtors believe that it is appropriate for the solicitation of the Plan to proceed at this time notwithstanding that the Debtors have not yet made a determination as to the merits of either of the two (2) proposals.

Liquidation Under Chapter 7

         If no plan of reorganization can be confirmed, the Debtors' Chapter 11 cases may be converted to cases under Chapter 7 of the Bankruptcy Code, pursuant to which a trustee in bankruptcy would be elected or appointed to liquidate the assets of the Debtors for distribution to Creditors and Interest holders in accordance with the priorities established by the Bankruptcy Code. A discussion of the effects that a Chapter 7 liquidation would have on the recovery of holders of Claims and Interests is set forth under "Acceptance And Confirmation Of The Plan -- Best Interests Test." As discussed therein, the Debtors believe that confirmation of the Plan will provide each holder of a Claim entitled to receive a distribution under the Plan with a recovery that is not less (and is expected to be substantially more) than it would receive pursuant to liquidation of the Debtors under Chapter 7. Although preferable to a Chapter 7 liquidation, the Claridge Debtors believe that any alternate liquidation under Chapter 11 is much less attractive to holders of Claims than the Plan because of the greater recovery provided for by the Plan.

         The Debtors believe that a liquidation under Chapter 7 would result in substantially reduced recovery of funds by the Debtors' estates because of (i) an enormous loss of value resulting from the possible revocation of CPPI's gaming license and, consequently, the potential for the sale of its assets as non-gaming properties, (ii) a significant loss of value resulting from the possible appointment by the NJCCC of a conservator who would be authorized to operate the Claridge and could be authorized to sell the Claridge if CPPI's gaming license is revoked, and the additional administrative expenses and fees that would be incurred by the conservator and other professionals employed by him, (iii) additional administrative expenses involved in the appointment of a trustee in bankruptcy for each of the Debtors and attorneys and other professionals to assist such trustees and (iv) additional expenses and claims, some of which would be entitled to priority, which would be generated during the liquidation and from the rejection of leases and other executory contracts in connection with a cessation of the Debtors' operations.

                       SELECTED HISTORICAL FINANCIAL DATA

         The following table presents selected historical consolidated financial data of the Claridge Debtors for the fiscal years 1996 through 1998 and for the nine month periods ended September 30, 1998 and 1999. The following data should be read in conjunction with the consolidated financial statements of the Claridge Debtors and the notes thereto included as Appendix B to this Disclosure Statement. The financial data for the nine month periods is derived from unaudited consolidated financial statements which, in the opinion of management of the Claridge Debtors, contain all adjustments necessary for a fair presentation of this information. The result of operations for the nine (9) months ended September 30, 1999 and 1998 are not necessarily indicative of the operating results to be expected for the full year. Historically, the gaming industry in Atlantic City, New Jersey has been seasonal in nature with peak demand months occurring during the summer season.


                                                                                                   Nine Months
                                                   Years Ended December 31,                    Ended September 30,
                                            ---------------------------------------       ----------------------------
                                              1998            1997           1996             1999             1998
Amounts in thousands except per               ----            ----           ----             ----             ----
share data                                  (audited)      (audited)      (audited)       (unaudited)      (unaudited)

Income Statement Data

Net revenues                                $191,000       $192,753        $193,311           $145,439         $146,929


Net income (loss)                             (9,415)        (5,979)        (15,389)               974(a)        (4,039)


Net income (loss) per share                    (1.89)         (1.20)          (3.05)              0.19            (0.81)

Balance Sheet Data at Period End

Total assets                                 131,776        150,380         164,163            141,226          134,877

Current assets                                18,403         37,906          31,753             28,655           22,290

Current liabilities                           42,088         41,234          39,027             16,489(b)        40,251

Liabilities subject to compromise                  0              0               0            144,885                0

Long-term debt                                85,170         85,023          85,000                  3           85,263

Stockholders' equity (deficit)               (25,228)       (15,813)         (9,834)           (24,254)         (19,852)



         (a) Due to the bankruptcy filing on August 16, 1999, $6,724,000 of the $8,112,000 of contractual interest was recorded as an expense for the nine (9) months ended September 30, 1999.

         (b) Current liabilities believed not subject to compromise.

                   CERTAIN INFORMATION CONCERNING THE DEBTORS

General

         The Corporation was formed as a New York corporation on August 26, 1983, and qualified to engage in business in New Jersey as a foreign corporation in September 1983. CPPI was formed as a New Jersey corporation on August 29, 1983. Both companies maintain their executive and administrative offices at Indiana Avenue and the Boardwalk, Atlantic City, New Jersey 08401. ACBA was formed as a New Jersey limited partnership on October 31, 1983. ACBA's executive and administrative offices are located at c/o AC Boardwalk Partners, Inc., 2880 West Meade Avenue, Suite 204, Las Vegas, NV 89102.

The Claridge

         The Claridge, located in the Boardwalk casino section of Atlantic City, New Jersey, is a 26-story building that contains the Claridge Debtors' casino and hotel facilities. Built in 1929 as a hotel, the Claridge was remodeled at a cost of approximately $138 million prior to its reopening as a casino hotel in 1981. The expansion improvements, which were completed in 1986 at a cost of approximately $20 million, provided approximately 10,000 additional square feet of casino space, together with a 3,600 square foot lounge. In 1994, approximately $12.7 million was expended to expand the Claridge's casino square footage by approximately 12,000 feet.

         The Claridge's casino consists of approximately 59,000 square feet of casino space on three main levels with various adjacent mezzanine levels. The casino currently contains approximately 1,752 slot machines and 64 table games, including 36 blackjack tables, eight craps tables, five roulette tables, three Caribbean stud poker tables, two mini-baccarat tables, two baccarat tables and eight other specialty games. The hotel with related amenities consists of 502 guest rooms, numerous restaurants and lounges, a private players club, a 600-seat theater, meeting rooms, a gift shop, a beauty salon, and a health club with an indoor swimming pool. In 1996, CPPI completed construction of a self-parking garage facility, connected to its existing valet garage. The combined valet and self-parking garage provide space for approximately 1,200 vehicles.

         CPPI experiences a seasonal fluctuation in demand, which is typical of casino-hotel operations in Atlantic City. Historically, peak demand has occurred during the summer season. CPPI's principal market is the Mid-Atlantic area of the United States. Casino gaming in Atlantic City is highly competitive and is strictly regulated under the NJCCA and regulations thereunder which affect virtually all aspects of casino operations. See "-- Gaming Regulation and Licensing".

Business Strategy

         The Claridge Debtors have positioned the Claridge as the "Smaller, Friendlier" alternative to the other Atlantic City casinos. This strategy, implemented in 1989, is designed to capitalize on the Claridge's unique physical facility, which the Claridge Debtors believe retains an atmosphere of a grand hotel, and on the Claridge's smaller, more intimate size relative to the larger Atlantic City casinos. By emphasizing an environment that is intimate, friendly and service- oriented, the Claridge targets a market niche different from that of a majority of its competitors. The Claridge Debtors seek to attract and retain a customer base whose wagering spans the same market segments serviced by other casino hotels, but stops in the middle, leaving the high end business to its competitors. The Claridge Debtors believe it is uneconomical to pursue the high end market as its core business because of the high maintenance cost and potential volatility in hold percentages. The typical Claridge patron has a lesser need for credit as well as a lower average complimentary cost. The majority of the Claridge's casino revenue is generated by slot machine play, the fastest growing segment of gaming play, but the Claridge Debtors have taken steps to increase table games play.

         The key elements of the marketing plan include the use of complimentaries, promotional activities, entertainment events, player development hosts, a bus program, and the use of commissioned agents to attract groups from outside the Claridge Debtors' traditional market areas. The Claridge Debtors also operate a direct marketing program to attract and retain customers. Because of the expanded facilities and amenities now offered at the Claridge, the "Because Smaller is Friendlier" positioning statement was changed to "Smaller, Friendlier and So Much More." This position retains the equity in the intimacy seeking patron, but extends it to communicate that the Claridge now has a facility capable of comfortably servicing a larger customer base and offering the same amenities and entertainment found at larger Atlantic City casino hotels.

Competition

         Competition in the Atlantic City casino-hotel market is intense. As of December 31, 1998, the twelve existing casino facilities offered approximately 1,212,000 square feet of gaming space, a 3.3% increase over the approximately 1,173,000 square feet of gaming space available as of December 31, 1997.

         The Atlantic City gaming market is not expected to experience significant growth over the next several years, until Atlantic City transforms itself from a "day-trip" market to a "destination resort." As a result of current high room occupancy rates, a more favorable regulatory climate, the reduced threat of competition from potential new gaming jurisdictions, and significant infrastructure developments making Atlantic City more accessible, over $4.6 billion of new investment has been announced or recently completed in the Atlantic City gaming market.

         In addition to the major casino expansions and the announced new casinos, major infrastructure improvements have begun. A new $268 million convention center, which was completed in May 1997, contains approximately 500,000 square feet of exhibition space, 45 meeting rooms, food service facilities and a 1,600-car underground parking garage. The new convention center is the largest exhibition space between Boston and Atlanta. A 500-room non-casino hotel, which is linked to the new convention center by an elevated walkway, opened in November 1997. The development of the corridor which links the convention center to the boardwalk area is complete, and features a wide, landscaped boulevard with a reflecting pool, an expanded park area, and a 60-foot lighthouse which is illuminated each night by a light show. In February 1997, construction of the new $7.5 million bus terminal, which is a major component of this corridor, was completed. The State of New Jersey is also implementing a capital plan of approximately $125 million to upgrade and expand the Atlantic City International Airport. Construction of a $300 million tunnel, which will provide access from the Atlantic City Expressway to the marina casino district, began in late 1998.

         The Atlantic City business is seasonal, with the highest level of activity occurring during the summer months, and the lowest level of activity during the winter months. The primary markets for Atlantic City casino patrons are Philadelphia, New Jersey and New York City, together with the secondary markets of central Pennsylvania, Delaware, Baltimore and Washington, D.C. Casinos offer incentives, in the form of cash and complimentaries for rooms, food and beverages, to their customers based on their casino play. In recent years, competition for, and as a result, incentives offered, to customers has increased significantly. Many Atlantic City casino patrons arrive by bus and stay for approximately six hours. Competitive factors in Atlantic City require the payment of cash incentives and coupons for use towards the price of meals to patrons arriving under bus programs sponsored by the casino operators.

         Competition in Atlantic City also extends to the employment market. The NJCCC has promulgated regulations which require staffing levels at Atlantic City casinos that are higher than those for casino-hotels in Nevada. In addition, all of CPPI's casino employees must be licensed. Partly as a result of the licensing requirements, there has been intense competition for experienced casino employees in Atlantic City. Difficulties in hiring personnel licensed by the NJCCC have elevated labor costs, and licensed personnel frequently leave their current positions for higher paying jobs in other casinos. In addition, the expansion of casino gaming into other jurisdictions has increased the competition for experienced casino management personnel.

         There is also significant competition outside of New Jersey. Since 1988, legal gambling operations have started in Connecticut, Delaware and other states.

Gaming Regulation and Licensing

         General

         The NJCCA requires that all casino operations be licensed by the NJCCC and that all employees, major stockholders and other persons or entities financially interested in the casino operation be either licensed or approved by the NJCCC. Casino gaming is strictly regulated in Atlantic City under the NJCCA and the rules and regulations of the NJCCC, which affect virtually all aspects of the operations of the Claridge. The laws, rules and regulations affecting Atlantic City gaming operations concern primarily the financial stability, integrity and character of casino operators, their employees, their security holders and others financially interested in casino operations; the nature of the casino/hotel facilities; the operation methods (including rules of games and credit granting procedures); and financial and accounting practices used in connection with casino operations. A number of these regulations require practices that are different from those in many casinos in Nevada and elsewhere, and some of these regulations result in casino operating costs greater than those in comparable facilities in Nevada and elsewhere.

         The NJCCC will grant a plenary license after it determines that the operation of a casino conforms to the requirements of the NJCCA and applicable regulations. A license is not transferable and may be revoked or suspended under certain circumstances by the NJCCC.

         Licensing Status

         The NJCCC issues casino licenses that are renewable every four years, subject to a series of requirements including a requirement of demonstrating financial viability. On September 22, 1995, CPPI was issued a four-year casino license by the NJCCC for the period commencing September 30, 1995. Although CPPI reapplied for a four-year casino license for the period commencing September 30, 1999, the filing of the voluntary petition under Chapter 11 on August 16, 1999 prompted CPPI to amend its petition to request that the NJCCC renew CPPI's license for only one- year. In response to that request, the NJCCC granted CPPI's request for a one-year license. In addition, the casino license renewal contains certain financial reporting conditions and requirements consistent with the manner in which the NJCCC has relicensed other casino licensees that have filed voluntary petitions under Chapter 11 in the past. The NJCCC may reopen the licensing hearings at any time on its own motion, and must do so if so requested by its enforcement division.

         The Icahn Entities intend shortly to file with the NJCCC an application for Interim Casino Authorization and Plenary Qualification as Holding and Intermediary Companies of a Casino Licensee pursuant to N.J.S.A. 5:12-95. 12 et seq. In connection therewith, Mr. Icahn will file an application as an individual qualifier of the Icahn Entities.

         In 1991, the Casino Commission found Mr. Icahn qualified as an individual qualifier of Trump Taj Mahal Associates ("TTMA") by virtue of his indirect ownership of certain companies determined to be financial sources and entity qualifiers of TTMA. Mr. Icahn and his related entities have also been found suitable by the Nevada Gaming Commission.

         Investigations and Disqualification

         The NJCCC may find any holder of any amount of securities of the Corporation not qualified to own securities of the Corporation. Further, as required by New Jersey, the charter and the by-laws of the Corporation provide that securities of the Corporation are held subject to the condition that if a holder is found to be disqualified by the NJCCC, the holder must dispose of the securities of the Corporation. The charter and bylaws of CPPI vest the NJCCC with the right of prior approval with regard to the transfer of securities, shares, and other interests in the casino licensee. The Corporation will periodically report the names and addresses of owners of record of New Common Stock and New Notes to the NJCCC as is required for all publicly traded holding companies that have wholly-owned subsidiaries holding casino licenses.

Employees

         As of December 31, 1998, CPPI employed approximately 2,150 persons, of whom approximately 760 are represented by labor unions. Approximately 650 of the 760 are represented by the Hotel, Restaurant Employees and Bartender International Union, AFL-CIO, Local 54. In September 1999, the Claridge Debtors' collective bargaining agreement covering the employees represented by Local 54 was renewed, together with the collective bargaining agreements of all Atlantic City casinos with respect to Local 54, for a period of 4 years.

         The management of the Claridge Debtors believe that its employee relations are generally satisfactory. All of the employees represented by labor unions are covered by collective bargaining agreements which prohibit work stoppages during their terms.

Properties

         The Claridge was constructed in 1929 at the northeastern end of Absecon Island, on which Atlantic City is located. After remodeling, modernization and expansion at a cost of approximately $138 million, the Claridge opened as a casino-hotel in July 1981. Located in the Boardwalk Casino section of Atlantic City on Brighton Park, approximately 550 feet north of the Boardwalk, the Claridge occupies three parcels of property.

         The casino-hotel, situated on the main parcel (41,408 square feet with 138 feet fronting the park and 300 feet deep), is a concrete steel frame structure, 26 stories high at its highest point. The valet-parking garage, situated on an adjacent parcel of land (21,840 square feet) west of the casino-hotel site, is an eight-level reinforced concrete ramp structure, built in 1981. Including the bus drive-through area, a bus patron waiting room and an electrical room, it totals an area of 197,100 square feet and provides parking for approximately 475 vehicles. In 1996, CPPI completed a self-parking garage, located on a parcel of land (29,120 square feet) connected to the existing valet-parking garage. The combined garage facility will provide parking for approximately 1,200 vehicles. The Administrative Office Building, situated on an adjacent parcel of land (7,766 square feet), is a two-story reinforced concrete and brick structure with a flat roof. Constructed about 50 years ago, its interior has been modernized. By order dated April 5, 2000, the Bankruptcy Court authorized the sale of the Administrative Office Building to GBHC. The building was utilized as an administration facility, and totals an area of 14,020 square feet. The Debtors intend to build-out a portion of the Self-Parking Garage in order to house certain of the Reorganized Claridge Debtors' administrative offices that were previously located in the Administrative Office Building. All of the existing facilities, other than the self-parking garage, are owned by ACBA and are leased to CPPI under the Operating Lease and the Expansion Operating Lease. The self-parking garage and the property on which it is located are owned by CPPI.

Legal Proceedings

         On July 10, 1996, ten days after its opening, a fatal accident occurred at CPPI's self-parking garage, in which the vehicle of two patrons breached a cable restraint system, permitting their vehicle to drive through the side wall of the self-parking garage. The vehicle fell four stories to the sidewalk and street below killing both occupants. As a result, CPPI's self-parking garage was closed until the end of September 1996, while various investigations sought to determined the cause of the accident. At the same time, CPPI determined to remove the exterior wall cable restraint system and replace it with a rigid I-beam barrier system.

         CPPI retained the law firm of Zelle and Larson LLP of Minneapolis, Minnesota to assist in the recovery of certain expenses incurred in reopening the self-parking garage and potential lost profit claims. On July 22, 1997, CPPI filed a Complaint and Demand for Arbitration in the amount of $10 million against the general contractor and the architect for the garage, alleging negligence, breach of warranty and breach of contract in the design and construction of the garage. In February 1999, the Corporation and CPPI entered into a settlement agreement of approximately $2.3 million in the arbitration proceedings.

         A wrongful death action was commenced by the estates of the two patrons who died in the July 1996 accident in the self-parking garage. CPPI is fully insured and indemnified for any financial liability that may result due to either an award to or a negotiated settlement with the plaintiffs in this action.

         During 1995, the Corporation received notice from the Internal Revenue Service ("IRS") asserting deficiencies in Federal corporate income taxes for the Corporation's 1990 and 1991 taxable years. Many of the proposed adjustments to the Corporation's consolidated tax returns have been settled with no adverse impact to the Corporation's consolidated financial statements. There is a remaining IRS asserted deficiency for the 1990 and 1991 taxable years. In October 1996, the IRS sent the Corporation a statutory notice of deficiency for the Corporation's 1990 and 1991 taxable years. In January 1997, the Corporation filed a petition with the United States Tax Court (the "Court") requesting a redetermination of the asserted deficiency. In January 1999, the Corporation reached a settlement agreement with the IRS District Counsel, which was submitted to the Court on January 25, 1999. On March 4, 1999, the Court confirmed this settlement. This settlement agreement does not have a material impact on the Corporation's consolidated financial statements.

         The Corporation and its subsidiaries are not parties to any other material litigation other than ordinary routine litigation which is incidental to its business.

Executive Officers and Directors

         The following table sets forth certain information with respect to the current executive officers and Directors of the Corporation. The current Directors and Officers of the Corporation and CPPI shall remain in place until the first meeting of the holders of New Common Stock, who shall elect the new Directors of the Reorganized Corporation. No promises have been made to any of the existing Directors of the Corporation or its officers as to whether their relationship with the Reorganized Corporation will continue following the first meeting of the holders of the New Common Stock. The Directors of the Reorganized Corporation shall appoint the Directors of Reorganized CPPI. Officers serve at the discretion of the Board.


Name                                                    Office                                Age
----                                                    ------                                ---
James M. Montgomery                  Chairman, Director                                       60
David W. Brenner                     Director                                                 63
Shannon L. Bybee                     Director                                                 61
A. Bruce Crawley                     Director                                                 53
Ned P. DeWitt                        Director                                                 60
Mark H. Sayers                       Director                                                 50
Robert M. Renneisen                  Director                                                 53
Frank A. Bellis, Jr.                 Chief Executive Officer, Director                        46

Jean I. Abbott                       Executive Vice President                                 44
Albert T. Britton                    Executive Vice President                                 43
Glenn S. Lillie                      Vice President                                           51


         Business Experience

         Mr. Montgomery has served as a member of the Board of the Corporation since March 1995 and as the Chairman of the Board since November 1999. Since 1978, he has served as President of Houze, Shourds, and Montgomery, Inc., a management consulting firm located in Long Beach, California. Prior to 1978, Mr. Montgomery held various managerial positions with Rohr Industries, Inc. and Rockwell International.

         Mr. Brenner has served as a member of the Board of Directors of the Corporation since February 1991, and was Chairman of the Board of Directors from August 1993 to June 1998. He served as President of the Philadelphia Sports Congress from January 1987 through June 1994. Mr. Brenner served as Chairman of the Hospital and Higher Education Facilities Authority of Philadelphia from January 1986 to June 1992, as Director of Commerce of the City of Philadelphia from January 1984 to September 1986, and as Director of Finance from April 1991 through December 1991. He was with the accounting firm of Arthur Young & Company from 1957 to September 1983. He was managing partner of the Philadelphia office of Arthur Young from November 1969 until March 1980.

         Mr. Bybee has served as a member of the Board of the Corporation since July 1988. He currently is Associate Professor for Gaming Management, Law & Regulation, at University of Nevada Las Vegas. From July 1993 to August 1994 Mr. Bybee served as President and Chief Operating Officer for United Gaming, Inc. Mr. Bybee was the Corporation's Chairman of the Board from November 1988 to July 1993, and from August 1988 to October 1988. In June 1989, Mr. Bybee was appointed to serve as the Chief Executive Officer of the Corporation and New CPPI, a position he held through July 1993. From 1983 to 1987, he was Senior Vice President of Golden Nugget, Incorporated which operated the Golden Nugget Casino Hotel in Atlantic City. From 1981 to 1983, Mr. Bybee was President of GNAC Corporation, which operated the Golden Nugget Casino Hotel in Atlantic City.

         Mr. Crawley has served as a member of the Board of the Corporation since February 1995. He currently serves as President and Director of Public Relations and Marketing Services for Crawley, Haskins & Rodgers, a Philadelphia based public relations and advertising firm. Prior to establishing his own firm in May 1989, Mr. Crawley was employed at First Pennsylvania Bank and First Pennsylvania Corporation, where he served as Senior Vice President and Director of Public and Investor Relations. He also served, from 1976 to 1979, as Vice President and Director of Advertising for First Pennsylvania Bank and First Pennsylvania Corporation.

         Mr. DeWitt has served as a member of the Board of the Corporation since May 1995. Since July 1997, Mr. DeWitt has been Chairman and Chief Executive Officer of U'Race Corporation. Mr. DeWitt has served as President, Chief Executive Officer, and a member of the Board of Directors of LBE Technologies, Incorporated, in Saratoga, California, since November 1994. From November 1993 to August 1994, he served as President of SEGA Enterprises, (USA) in Redwood City, California. Mr. DeWitt also served as President of the Entertainment Group of Madison Square Garden from July 1990 to August 1991, and as President of Source Service Group of Irving, Texas, from December 1986 to April 1989. He also served, from 1973 through 1982, as President and Chief Executive Officer of Six Flags Corporation.

         Mr. Renneisen has served as a member of the Board of the Corporation since June, 1991. He served as President of the Corporation from June 1992 until November, 1999 and as Chief Executive Officer of the Corporation and CPPI from July 1993 until November 1999. He was Vice Chairman of CPPI from June 1994 until June 1998. Mr. Renneisen was Executive Vice President of the Corporation from June 1991 to June 1992. He has served as President of CPPI from January 1991 to January 1996. He was Chief Operating Officer of CPPI from January 1991 to July

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1993. Mr. Renneisen was Executive Vice President of CPPI, responsible for marketing and later casino operations from February 1988 to January 1991. Prior to joining CPPI, Mr. Renneisen served from January 1987 to December 1987 as Vice President of Marketing of Treasure Island Hotel and Casino in St. Maarten. From June 1986 to May 1987, he served as President of Renneisen, Kincade & Associates, Inc. of Las Vegas, Nevada, a marketing consulting firm. He was Senior Vice President of Marketing of the Tropicana Hotel and Casino in Atlantic City from May 1982 to August 1984.

         Mr. Sayers has served as a member of the Board of the Corporation since February 1990. Mr. Sayers has served as Vice President of EMES Management Corporation, a real estate management and development company, of New York, New York, since February 1976.

         Mr. Bellis has served as Chief Executive Officer and Director of the Corporation since November 1999. He has served as Senior Vice President, General Counsel and Secretary to the Corporation from February 1994 until November 1999. He also has served as Senior Vice President and General Counsel of CPPI since February 1994, as Vice President and General Counsel of CPPI from September 1992 to February 1994, and as Secretary of CPPI since August 1993. Previously, from May 1985 to August 1992, Mr. Bellis was Corporate Counsel and Secretary to Inductotherm Industries, Inc., Rancocas, New Jersey. During 1984 and 1985, Mr. Bellis was Associate General Counsel for CPPI. Prior to joining CPPI, he was a Deputy Attorney General in the New Jersey Division of Criminal Justice in the State Attorney General's office.

         Ms. Abbott has served as Executive Vice President of the Corporation since June, 1996 and as Executive Vice President of Finance and Corporate Development of CPPI since September 1997. Ms. Abbot has served as Secretary to the Corporation since November, 1999. From September 1996 to August 1997, she served as Executive Vice President of Operations, and from July 1995 to August 1996, she was Executive Vice President of Marketing and Casino Operations. Ms. Abbott served as a member of the Board of the Corporation from August 1989 to June 1994, and served as a consultant to the Corporation until March 26, 1994, at which time she became a Vice President of CPPI. From October 1992 to July 1993, Ms. Abbott was Finance Director for the United Way of Atlantic County. She was Assistant Professor at Stockton State College from September 1989 to June 1991. She served as Senior Vice President, Treasurer of the Corporation and Senior Vice President, Controller of CPPI from May 1987 to September 1989. She was Vice President, Controller of CPPI from October 1985 to May 1987 and Director of Finance of CPPI from April 1984 to October 1985. From October 1980 through April 1984, Ms. Abbott held various executive positions with CPPI and its corporate predecessor.

         Mr. Britton has served as Executive Vice President of the Corporation since June 1994 and as President and Chief Operating Officer of CPPI since January 1996. He served as Executive Vice President and General Manager of CPPI from February 1994 through July 1995, and as Executive Vice President from August 1995 through December 1995. He served as a Vice President of the Corporation from June 1992 to June 1994, and as Executive Vice President of Operations of CPPI from December 1992 to February 1994. He was Senior Vice President of Operations of CPPI from December 1991 to December 1992, and Vice President of Casino Operations from June 1990 to November 1991. From July 1981 through June 1990, Mr. Britton has held various positions in both accounting and casino operations with CPPI and its corporate predecessor.

         Mr. Lillie has served as Vice President of the Corporation from June 1992 and as Vice President of Marketing Communications of CPPI since December 1995. He served as Vice President of Public Affairs of CPPI from February 1990 to December 1995. He was Vice President of Marketing Communications of CPPI from April 1985 to February 1990, Director of Public Relations from March 1982 to January 1983, and Training Manager from November 1980 to February 1982. From February 1983 to April 1985, Mr. Lillie was employed as the Director of Public Relations of the Tropicana Hotel and Casino in Atlantic City.

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                     CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PLAN ARE COMPLEX AND, IN MANY RESPECTS, UNCERTAIN. DUE TO THE UNCERTAINTIES REGARDING POSSIBLE TAX CONSEQUENCES OF THE PLAN, ALL CREDITORS AND HOLDERS OF FIRST MORTGAGE NOTE CLAIMS, CLAIMS IN RESPECT OF CONTINGENT PAYMENT, OR CONTINGENT PAYMENT RIGHTS, AND INTERESTS IN THE CORPORATION OR ACBA ARE STRONGLY URGED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE PLAN THAT ARE RELEVANT TO THEIR PARTICULAR CIRCUMSTANCES.

                 FINANCIAL AND LEGAL ADVISORS; FEES AND EXPENSES

         The Claridge Debtors have engaged Clifford Chance Rogers & Wells LLP and Archer & Greiner to act as counsel in connection with the Plan. ACBA has engaged Lowenstein Sandler PC and Orloff, Lowenbach, Stifelman and Siegel to act as counsel in connection with the Plan. For their services in connection with the Plan, Clifford Chance Rogers & Wells LLP, Archer & Greiner, Lowenstein Sandler PC and Orloff, Lowenbach, Stifelman and Siegel will receive customary hourly fees and will be reimbursed for all reasonable out-of-pocket expenses. KPMG LLP, the Claridge Debtors' regular outside accountants, have provided services in connection with the Plan for which KPMG will receive customary hourly fees and reimbursement of all reasonable out-of-pocket expenses. The Claridge Debtors have engaged Jay Alix & Associates to act as the Claridge Debtors' financial advisor in connection with the Plan.


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                           CONCLUSION; RECOMMENDATION

         The Debtors believe that confirmation of the Plan is desirable and in the best interests of all Noteholders. The Debtors therefore urge you to vote to accept the Plan.

Dated:  May __, 2000

                             THE CLARIDGE HOTEL AND CASINO CORPORATION

                             By:_____________________________________________
                                 Frank A. Bellis, Jr. President and Chief
                                 Executive Officer


                             THE CLARIDGE AT PARK PLACE, INCORPORATED

                             By:_____________________________________________
                                 Frank A. Bellis, Jr. Chief Executive Officer


                             ATLANTIC CITY BOARDWALK ASSOCIATES, L.P.

                             By: AC BOARDWALK PARTNERS, INC. its General Partner

                             By:_____________________________________________
                                 Anthony Atchley President



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